Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 29, 2025

by and among

STORE CAPITAL LLC

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.5,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

KEYBANC CAPITAL MARKETS INC., BOFA SECURITIES, INC., CAPITAL ONE, NATIONAL

ASSOCIATION, RBC CAPITAL MARKETS, TRUIST SECURITIES, INC. and JPMORGAN CHASE

BANK, N.A.,

as Joint Lead Arrangers,

KEYBANC CAPITAL MARKETS INC., BOFA SECURITIES, INC., CAPITAL ONE, NATIONAL

ASSOCIATION, RBC CAPITAL MARKETS, TRUIST SECURITIES, INC. and JPMORGAN CHASE

BANK, N.A.,

as Joint Bookrunners,

BOFA SECURITIES, INC., CAPITAL ONE, NATIONAL ASSOCIATION, RBC CAPITAL

MARKETS and TRUIST BANK

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

- i -

- ii -

Article XI. Default	101

Section 11.1. Events of Default	101
Section 11.2. Remedies Upon Event of Default	104
Section 11.3. [Reserved]	105
Section 11.4. Marshaling; Payments Set Aside	105
Section 11.5. Allocation of Proceeds	105
Section 11.6. Letter of Credit Collateral Account	106
Section 11.7. Performance by Administrative Agent	108
Section 11.8. Rights Cumulative	108

Article XII. The Administrative Agent	108

Section 12.1. Appointment and Authorization	108
Section 12.2. Administrative Agent’s Reliance	109
Section 12.3. Notice of Events of Default	110
Section 12.4. Administrative Agent as Lender	110
Section 12.5. Approvals of Lenders	111
Section 12.6. Indemnification of Administrative Agent	111
Section 12.7. Lender Credit Decision, Etc.	112
Section 12.8. Successor Administrative Agent	113
Section 12.9. Titled Agents	114
Section 12.10. Specified Derivatives Contracts	114
Section 12.11. Lender Benefit Plan Representations	114
Section 12.12. Erroneous Payments	115

Article XIII. Miscellaneous	118

Section 13.1. Notices	118
Section 13.2. Expenses	120
Section 13.3. Setoff	121
Section 13.4. WAIVER OF JURY TRIAL; Litigation; Jurisdiction; Other Matters; Other Waivers	121
Section 13.5. Successors and Assigns	123
Section 13.6. Amendments and Waivers	127
Section 13.7. Nonliability of Administrative Agent and Lenders	129
Section 13.8. Confidentiality	130
Section 13.9. Indemnification	131
Section 13.10. Termination; Survival	132
Section 13.11. Severability of Provisions	133
Section 13.12. GOVERNING LAW	133
Section 13.13. Counterparts; Electronic Execution of Documents	133
Section 13.14. Obligations with Respect to Loan Parties and Subsidiaries	134
Section 13.15. Independence of Representations, Warranties and Covenants	134
Section 13.16. Limitation of Liability	134
Section 13.17. Entire Agreement	134
Section 13.18. Construction	134
Section 13.19. Headings	13
Section 13.20. Amendment and Restatement	135
Section 13.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	135
Section 13.22. Acknowledgement Regarding Any Supported QFCs	136

- iii -

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	[Reserved]
EXHIBIT C	[Reserved]
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Notice of Borrowing
EXHIBIT I	Form of Notice of Swingline Borrowing
EXHIBIT J	[Reserved]
EXHIBIT K	Form of Revolving Note
EXHIBIT L	Form of Swingline Note
EXHIBIT M	Form of Term Note
EXHIBIT N	Form of Unencumbered Asset Certificate
EXHIBIT O	[Reserved]
EXHIBIT P	[Reserved]
EXHIBIT Q	[Reserved]
EXHIBITS R	Forms of U.S. Tax Compliance Certificates
EXHIBIT S	Form of Compliance Certificate
EXHIBIT T	Form of Closing Certificate

- iv -

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 29, 2025 by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions party hereto as a Lender, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, reference is made to that certain Credit Agreement, dated as of February 3, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof and as in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”), by and among the Borrower, the financial institutions party thereto as lenders and KeyBank National Association, as administrative agent.

WHEREAS, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders desire to amend and restate the Existing Credit Agreement in order to make available to the Borrower (a) a revolving credit facility in an aggregate principal amount of $1,250,000,000, which will include a $200,000,000 swingline subfacility and a $75,000,000 letter of credit subfacility, and (b) senior unsecured term loans in an aggregate principal amount of $1,650,000,000, in each case, on the terms and conditions contained herein.

WHEREAS, the Borrower intends to continue, modify and/or refinance (a) all of the Initial Term Loans (as defined in the Existing Credit Agreement) (the “Existing Initial Term Loans”) outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement with the proceeds of the Tranche A-1 Term Loans (as hereinafter defined) and (b) all of the 2023 Incremental Term Loans (as defined in the Existing Credit Agreement) (the “Existing 2023 Incremental Term Loans”; and together with the Existing Initial Term Loans, the “Existing Term Loans”) outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement with the proceeds of the Tranche A-2 Term Loans (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means September 29, 2025.

“Amendment and Restatement Date Refinancing” means the refinancing (including by modification or conversion) of the Existing Term Loans and the Existing Revolving Loans on the Agreement Date.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 7.1(y).

“Applicable Law” means, as to any Person, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities applicable to such Person, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means, (a) as to any SOFR Loan or Base Rate Loan that is a Tranche A-1 Term Loan or a Tranche A-2 Term Loan, the Applicable Margin (Rating), (b) as to any SOFR Loan or Base Rate Loan that is a Revolving Loan, the Applicable Margin (Ratio), and following the Borrower’s one-time irrevocable written election delivered to the Administrative Agent at a time when the Borrower has an Investment Grade Rating, the Applicable Margin (Rating) and (c) as to any Class of Incremental Term Loans, as set forth in the Incremental Amendment establishing such Class.

“Applicable Margin (Rating)” means, as to any SOFR Loan or Base Rate Loan of a particular Class, the percentage rates set forth in the table below for the applicable Class corresponding to the level (each, a “Level”) into which the Borrower’s Credit Rating then falls. Notwithstanding anything to the contrary (other than as set forth in the immediately succeeding two sentences), (1) if at any time the Borrower has two applicable Credit Ratings and at least one Credit Rating is Baa2 (or higher) from Moody’s or BBB (or higher) from S&P, the Applicable Margin (Rating) shall be the rate per annum applicable to the highest applicable Credit Rating; provided that if the highest applicable Credit Rating and the lowest applicable Credit Rating are more than one Level apart (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin (Rating) shall be the rate per annum applicable to applicable Credit Rating that is one Level below the highest applicable Credit Rating, (2) if at any time the Borrower has three applicable Credit Ratings, and at least two are Baa2 or BBB (or higher) and such applicable Credit Ratings are split, then: (A) if the difference between the highest and the lowest such applicable Credit Ratings is one Level (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin (Rating) shall be the rate per annum that would be applicable if the highest of the applicable Credit Ratings were used; and (B) if the difference between such applicable Credit Ratings is two Levels (e.g. Baa1 by Moody’s and BBB- by S&P

or Fitch) or more, the Applicable Margin (Rating) shall be the rate per annum that would be applicable if the average of the two highest applicable Credit Ratings were used, provided that if such average is not a recognized Level, then the Applicable Margin (Rating) shall be the rate per annum that would be applicable if the second highest applicable Credit Rating of the three were used and (3) if at any time the Borrower has only one applicable Credit Rating (and such credit rating is from Moody’s or S&P), the Applicable Margin (Rating) shall be the rate per annum applicable to such applicable Credit Rating. If the Borrower does not have an applicable Credit Rating from Moody’s and does not have an applicable Credit Rating from S&P, the Applicable Margin (Rating) shall be the rate per annum applicable to Level 6. Notwithstanding the foregoing (unless the Applicable Margin would otherwise be determined based on Level 1 or Level 2), if and for so long as (i) the Consolidated Total Leverage Ratio set forth in the most recently delivered Compliance Certificate is either (x) equal to or less than 35.0% or, (y) greater than 35.0% but less than or equal to 37.5% with respect to not more than one fiscal quarter following a period in which the condition described in clause (x) was satisfied, and (ii) the applicable Credit Rating of the Borrower as determined in accordance with the foregoing provisions would otherwise be Level 4, then the Applicable Margin (Rating) shall be determined based on Level 3.

Level	Credit Rating	Applicable Margin for Tranche A-1 Term Loans and Tranche A-2 Term Loans that are SOFR Loans	Applicable Margin for Tranche A-1 Term Loans and Tranche A-2 Term Loans that are Base Rate Loans	Applicable Margin for Revolving Loans that are SOFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Letter of Credit Fees
1	At Least A or A2	0.75%	0.00%	0.70%	0.00%	0.70%
2	At Least A- or A3	0.80%	0.00%	0.725%	0.00%	0.725%
3	At Least BBB+ or Baa1	0.85%	0.00%	0.775%	0.00%	0.775%
4	At Least BBB or Baa2	0.95%	0.00%	0.85%	0.00%	0.85%
5	At Least BBB- or Baa3	1.20%	0.20%	1.05%	0.05%	1.05%
6	Below BBB- and Baa3	1.60%	0.60%	1.40%	0.40%	1.40%

Any election by Borrower for the Applicable Margin (Rating) to apply and any change in the Borrower’s Credit Rating which would cause the Applicable Margin (Rating) to be determined based on a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(n) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section, but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. The provisions of this definition shall be subject to Section 2.6(c).

“Applicable Margin (Ratio)” means, as to any SOFR Loan or Base Rate Loan of a particular Class, the percentage rates set forth in the table below for the applicable Class corresponding to the level (each a “Ratio Level”) into which the Consolidated Total Leverage Ratio then falls. Any change in Consolidated Total Leverage Ratio after the Agreement Date which would cause the Applicable Margin to be determined based on a different Ratio Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of a Compliance Certificate delivered by the Borrower in accordance with Section 9.3; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Ratio Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the later of (x) the first day of the first calendar month immediately following the date when such Compliance Certificate was due in accordance with Section 9.3 and (y) the date that is three (3) Business Days following the date on which such Compliance Certificate is delivered. As of the Agreement Date, prior to the delivery of a Compliance Certificate in accordance with Section 9.3, the Applicable Margin for the Revolving Loans and Letter of Credit Fees shall be determined based on Ratio Level 3. The provisions of this definition shall be subject to Section 2.6(c).

Ratio Level	Consolidated Total Leverage Ratio	Applicable Margin for Revolving Loans that are SOFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Letter of Credit Fees
1	Less than or equal to 35%	1.00%	0.00%	1.00%
2	Greater than 35%, less than or equal to 40%	1.05%	0.05%	1.05%
3	Greater than 40%, less than or equal to 45%	1.10%	0.10%	1.10%
4	Greater than 45%, less than or equal to 50%	1.20%	0.20%	1.20%
5	Greater than 50%, less than or equal to 55%	1.25%	0.25%	1.25%
6	Greater than 55%	1.45%	0.45%	1.45%

“Applicable Revolving Facility Fee” means the percentage rate set forth in the table below corresponding to the Level or Ratio Level, as applicable, at which the Applicable Margin (Rating) or Applicable Margin (Ratio), as then applicable, is determined in accordance with the definition thereof:

Level	Applicable Revolving Facility Fee -Ratio	Applicable Revolving Facility Fee -Rating
1	0.15%	0.10%
2	0.15%	0.125%
3	0.20%	0.15%
4	0.20%	0.20%
5	0.30%	0.25%
6	0.30%	0.30%

Any change in the applicable Level or Ratio Level at which the Applicable Margin (Rating) or Applicable Margin (Ratio), as then applicable, is determined shall result in a corresponding and simultaneous change in the Applicable Revolving Facility Fee. The provisions of this definition shall be subject to Section 2.6(c).

“Approved Fund” means any Fund that is administered, advised, serviced or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers, advises, sub-advises, services or manages a Lender or an Affiliate of a Lender.

“Asset” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate (including, without limitation, any Property or Real Estate).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, (c) Term SOFR for a one-month tenor in effect on such day plus 1.0% and (d) 1.0%. Each change in the Base Rate shall take effect as of 12:01 a.m. on the Business Day on which such change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively, becomes effective, without notice or demand of any kind.

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, with respect to (i) any Daily Simple SOFR Loan, Daily Simple SOFR and (ii) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means with respect to any Benchmark Transition Event for any Available Tenor for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the applicable Floor, such Benchmark Replacement will be deemed to be the applicable Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any then-current Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bill Lead Date” has the meaning given that term in Section 3.8(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.6(c).

“Breakage Costs” means the actual cost incurred (or reasonably expected to be incurred) by any Lender, including, without limitation, actual costs incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans, (a) with respect to Term SOFR Loans, as a result of (i) the payment or prepayment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of such Loans), (ii) the Conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, Convert, Continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked in accordance therewith), or (iv) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower in accordance herewith, and (b) with respect to Daily Simple SOFR Loans, as a result of (i) the payment or prepayment of any principal of any Daily Simple SOFR Loan other than on the interest payment date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of such Loans), (ii) the failure to borrow, convert, continue or prepay any Daily Simple SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked in accordance therewith), or (iii) the assignment of any Daily Simple SOFR Loan other than on the interest payment date applicable thereto as a result of a request by the Borrower in accordance herewith.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in Cleveland, Ohio and New York, New York, are open for the conduct of their commercial banking business; provided that in relation to any SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan, such day is also a U.S. Government Securities Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Lease Obligations” means obligations under a lease (or other similar arrangement conveying the right to use property) to pay rent or other similar amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) time deposits, certificates of deposit or bankers’ acceptances with maturities of not more than one year from the date acquired issued by any Lender (or bank holding company owning any Lender) or any other United States federal or state chartered commercial bank, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Lender (or bank holding company owning any Lender) or any other Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds which have net assets of at least $500,000,000 and whose assets consist primarily of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Revenues” means, for any calculation date, the base rent and interest, annualized based on contract rates in effect as of such calculation date, for all leases, loans, notes and direct financing receivables (and similar revenue streams) in place as of that date.

“Class” (a) when used with respect to a Commitment, refers to a Revolving Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan, a Tranche A-1 Term Loan, a Tranche A-2 Term Loan or an Incremental Term Loan of a particular tranche and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Co-Syndication Agents” means, collectively, BofA Securities, Inc., Capital One, National Association, RBC Capital Markets and Truist Bank, in their capacities as co-syndication agents for the credit facilities under this Agreement.

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means with respect to any period, an amount equal to the EBITDA of the Borrower and its Subsidiaries for such period determined on a Consolidated basis.

“Consolidated Fixed Charges” means, on any date of determination, for the period of four (4) fiscal quarters most recently ended, the sum of (a) Consolidated Interest Expense for such period (both expensed and capitalized), plus (b) all of the scheduled payments of principal due and payable with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than (x) any balloon, bullet or similar principal payment which repays such Indebtedness in full and (y) any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Distributions paid during such period, plus (d) the scheduled imputed principal payment on any Capitalized Lease Obligations. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.

“Consolidated Interest Expense” means, on any date of determination, without duplication, (a) total Interest Expense of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for the period of determination, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

“Consolidated Total Adjusted Asset Value” means, as of any date of determination, the sum of the undepreciated cost of all assets of Borrower and its Subsidiaries minus goodwill, write downs and impairments, calculated on a Consolidated basis in accordance with GAAP. Consolidated Total Adjusted Asset Value will be adjusted to include an amount equal to the Equity Percentage of the Consolidated Total Adjusted Asset Value attributable to the assets owned by the Borrower’s or any of its Subsidiaries’ Unconsolidated Affiliates, calculated in the same manner as above. Notwithstanding the foregoing, to the extent that more than 25.0% of the Consolidated Total Adjusted Asset Value would be attributable in the aggregate to (i) Unimproved Land and Development Property, (ii) non-Wholly Owned Subsidiaries and Unconsolidated Affiliates and (iii) Mortgage Note Receivables secured by completed commercial single tenant income producing properties and other secured and unsecured note receivables relating to loans with customers, such excess shall be excluded.

“Consolidated Total Adjusted Unencumbered Asset Value” means, as of any date of determination, the sum of:

(a) with respect to each Qualifying Note Receivable that is an Unencumbered Asset, an amount equal to the outstanding principal balance of such Qualifying Note Receivable; plus

(b) with respect to Unencumbered Assets that are not subject to a Qualifying Note Receivable and are not Hybrid Leases or Hybrid Mortgages, the undepreciated cost (minus goodwill, write downs and impairments) of such Unencumbered Asset as determined in accordance with GAAP; plus

(c) for Unencumbered Assets that are Hybrid Leases and are not subject to a Qualifying Note Receivable, the sum of (x) the undepreciated cost (minus goodwill, write downs and impairments) of such Unencumbered Asset (excluding Improvements) as determined in accordance with GAAP, plus (y) the outstanding principal balance of the Hybrid Mortgage corresponding to such Unencumbered Asset.

Notwithstanding the foregoing, (a) to the extent that more than (i) 10.0% of the Consolidated Total Adjusted Unencumbered Asset Value would be attributable to Qualifying Note Receivables, such excess shall be excluded, (ii) 10.0% of the Consolidated Total Adjusted Unencumbered Asset Value would be attributable to Development Properties, Unimproved Land and Future Advance Properties, such excess shall be excluded and (iii) 15.0% of the Consolidated Total Adjusted Unencumbered Asset Value would be attributable to Unencumbered Assets for which the related Property is located in Canada, such excess shall be excluded, and (b) in no event shall the amount attributable to the Consolidated Total Adjusted Unencumbered Asset Value from any Hybrid Mortgage or Qualifying Note Receivable exceed the outstanding principal balance of such Hybrid Mortgage or Qualifying Note Receivable, as applicable.

“Consolidated Total Indebtedness” means, as at any date of determination, the sum of (i) the aggregate principal amount of all the Borrower’s and its Subsidiaries’ outstanding Indebtedness (determined on a Consolidated basis in accordance with GAAP) plus (ii) the Equity Percentage of the aggregate principal amount of outstanding Indebtedness of the Borrower’s or any of its Subsidiaries’ Unconsolidated Affiliates.

“Consolidated Total Leverage Ratio” means, as at any date of determination, the ratio, expressed as a percentage, of (i) Consolidated Total Indebtedness as of such date to (ii) Consolidated Total Adjusted Asset Value as of such date.

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the sum of (i) the aggregate principal amount of all the Borrower’s and its Subsidiaries’ outstanding Secured Indebtedness (determined on a Consolidated basis in accordance with GAAP) plus (ii) the Equity Percentage of the aggregate principal amount of outstanding Secured Indebtedness of the Borrower’s or any of its Subsidiaries’ Unconsolidated Affiliates.

“Consolidated Total Unsecured Indebtedness” means, as at any date of determination, the sum of (i) the aggregate principal amount of all the Borrower’s and its Subsidiaries’ outstanding Unsecured Indebtedness (determined on a Consolidated basis in accordance with GAAP) plus (ii) the Equity Percentage of the aggregate principal amount of outstanding Unsecured Indebtedness of the Borrower’s or any of its Subsidiaries’ Unconsolidated Affiliates.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a Term SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Any Person who beneficially owns, either directly or indirectly, more than 25% of the Equity Interests of the Borrower shall be deemed to have “Control”.

“Controlled Entity” means any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Convertible Debt” means any debt securities of the Borrower that are convertible into the capital stock of the Borrower (or convertible into any combination of cash and capital stock of the Borrower based on the value of such capital stock); provided that such capital stock is not Mandatorily Redeemable Stock.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned thereto in Section 9.26(a).

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the issuance of a Letter of Credit and (c) the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means a rating as determined by a Credit Rating Agency of the Borrower’s non-credit-enhanced, senior unsecured long-term indebtedness. For purposes of determining the Applicable Margin with respect to the Investment Grade Rating Grid, the Borrower’s Credit Rating shall be determined by S&P, Moody’s and/or Fitch, in accordance with the definition of “Applicable Margin (Rating)”.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (Cleveland, Ohio time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Notwithstanding the foregoing, if Daily Simple SOFR as so determined for any Class would be less than the Floor for such Class, then Daily Simple SOFR for such Class shall be deemed to be the Floor for such Class for purposes of this Agreement and the other Loan Documents.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Default Right” means the meaning assigned to that term in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swingline Lender and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement. Notwithstanding anything to the contrary in this definition, “Derivatives Contract” does not include any Convertible Debt of the Borrower or any indenture or supplement thereto governing the same.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Derivatives Contracts (which may include Chatham Financial, the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Excluded Subsidiary” has the meaning given that term in Section 8.14(a).

“Development Property” means a Property currently under development (i) upon which a certificate of occupancy has not been obtained in accordance with Applicable Law and local building and zoning ordinances, (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the development are proceeding to completion without undue delay from permit denial, construction delays or otherwise and have not been substantially completed and (iii) that remains less than one hundred percent (100%) leased to an unaffiliated third party pursuant to a Lease under which rent is currently being paid.

“Disclosure Letter” means that certain Disclosure Letter, dated as of the Agreement Date, delivered by the Borrower to the Administrative Agent.

“Disqualified Lenders” means, collectively, (a) Persons identified on the list delivered to the Administrative Agent on or before the Agreement Date, (b) any Person that is a bona fide competitor engaged in the same or a similar line of business as the Borrower or its Subsidiaries that is identified in writing by the Borrower to the Administrative Agent, (c) any Affiliates (other than bona fide debt funds that purchase, hold or otherwise invest in commercial loans, bonds and similar extensions of credit in the ordinary course of business, other than such debt funds excluded pursuant to clause (a) or (b) of this paragraph) of the Persons referred to in clauses (a) or (b) that are identified in writing by the Borrower to the Administrative Agent on and after the Agreement Date or that are reasonably identifiable solely on the basis of their name and (d) any Affiliates of the Lenders that are engaged as principals (but not as asset managers) primarily in private equity, mezzanine financing or venture capital; provided that no updates to the list of Disqualified Lenders and their Affiliates shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. The Borrower hereby authorizes and directs the Administrative Agent to post and/or distribute the list of Disqualified Lenders to the Lenders, including any Lenders who desire to only receive “Public Information”.

“Distribution” means any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of the Borrower or any of its Subsidiaries to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding other than with another Equity Interest of the Borrower or any of its Subsidiaries; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding other than with another Equity Interest of Borrower or any of its Subsidiaries. Distributions from any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower shall be excluded from this definition.

“Documentation Agent” means JPMorgan Chase Bank, N.A.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means with respect to the Borrower and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (or Loss)): (i) depreciation and amortization expense; (ii) Interest Expense (including any amounts excluded from the definition of Interest Expense due to being non-cash interest expense); (iii) income tax expense; (iv) fees, costs and expenses incurred during such period in sourcing, investigating, reviewing and making acquisitions and dispositions permitted hereunder (in each case, whether or not completed); (v) extraordinary or non-

recurring gains and losses (including, without limitation, gains and losses on the sale of assets); (vi) distributions to minority owners; (vii) gains and losses resulting from currency exchange effects and hedging arrangements and (viii) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates plus its Equity Percentage of items (i) through (viii) above.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the Agreement Date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.5(b)(iii), (v) and (vi) and Section 13.5(g) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) either (i) such ground lease relates to an Unencumbered Asset leased by the Borrower or an Unencumbered Asset Owner on the Agreement Date and such ground lease is in effect on the Agreement Date or (ii) such ground lease has a remaining term (including any unexercised extension options exercisable at the sole option of the ground lessee) no shorter than the date that is at least 5 years after the latest Termination Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) a customary obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonably acceptable transferability of the lessee’s interest under such lease, including ability to sublease (provided that a provision that if a consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent shall be deemed acceptable); and (e) acceptable limitations on the use of the leased property.

“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower, any Subsidiary, or any member of the ERISA Group, other than a Multiemployer Plan.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination; provided, however, that “Equity Interest” will not include any Convertible Debt of the Borrower.

“Equity Percentage” means the aggregate ownership percentage of the Borrower or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) the Borrower’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) the Borrower’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting the Borrower’s current allocable share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Event” means, with respect to the ERISA Group, (a) a Reportable Event; (b) the withdrawal of a member of the ERISA Group from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA that results in the imposition of material liability under Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any material liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any material liability under Title IV of ERISA with respect to the termination of any Qualified Plan or Multiemployer Plan; (e) the institution of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Qualified Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan or the imposition of material liability on any member of the ERISA Group under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums upon any member of the ERISA Group or the imposition of any Lien upon any member of the ERISA Group in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Qualified Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Recipient (if such Recipient is a Lender) changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any withholding Taxes imposed under FATCA.

“Existing 2023 Incremental Term Loans” has the meaning given that term in the recitals hereto.

“Existing Credit Agreement” has the meaning given that term in the recitals hereto.

“Existing Revolving Commitment” means a “Revolving Commitment” under (and as defined in) the Existing Credit Agreement.

“Existing Revolving Loan” means a “Revolving Loan” under (and as defined in) the Existing Credit Agreement.

“Existing Initial Term Loans” has the meaning given that term in the recitals hereto.

“Existing Term Loans” has the meaning given that term in the recitals hereto.

“Existing Note Purchase Agreements” means that certain note purchase agreement dated April 28, 2016, among the Borrower and the purchasers named therein.

“Extended Letter of Credit” has the meaning given that term in Section 2.4.(b).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means, that certain fee letter dated on or about the Agreement Date, by and among the Borrower, KeyBank National Association and KeyBanc Capital Markets, Inc.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under the Fee Letter or under any other Loan Document.

“Fitch” means Fitch, Inc., and its successors.

“Floor” means, with respect to the Revolving Loans, the Tranche A-1 Term Loans and the Tranche A-2 Term Loans, a rate of interest equal to zero percent (0.00%) per annum. The Floor for each Class of Incremental Term Loans shall be as set forth in the Incremental Amendment establishing such Class.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities attributable to such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized by such Defaulting Lender or by the Borrower in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future Advance Property” means an Unencumbered Asset which otherwise satisfies the requirements of this Agreement to be treated as an Unencumbered Asset, but which provides for the future advance of funds to be used by a Tenant at the related Real Estate, which future advances are detailed in the applicable Unencumbered Asset Documents, or if there are no Unencumbered Asset Documents, in a separate disbursement agreement with the Tenant.

“G Investor” means GIC (Realty) Private Limited or any Person wholly-owned and controlled (directly and/or indirectly) by GIC (Realty) Private Limited.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other comparable authority (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or Section 8.14 and substantially in the form of Exhibit E.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hybrid Lease” means an Asset pursuant to which (a) the Hybrid Lease Fee Owner owns fee simple title to the Real Estate, the Tenant owns fee simple title to the improvements on such Real Estate, and the Hybrid Lease Fee Owner leases such Real Estate to the Tenant and (b) such Tenant is the borrower under a Hybrid Mortgage from the Borrower or a Wholly Owned Subsidiary of the Borrower and which loan is secured by a first-priority mortgage on the improvements and such Tenant’s interest in the ground lease of such Real Estate.

“Hybrid Lease Fee Owner” means a Wholly Owned Subsidiary of the Borrower which owns fee simple title to a parcel of Real Estate in connection with a Hybrid Lease.

“Hybrid Mortgage” means a first priority mortgage loan on the improvements owned by the Tenant of a completed single-tenant commercial real estate property which is operationally essential to such Tenant, which includes, without limitation, such Tenant’s interest in the ground lease of such Real Estate.

“Improvements” means all buildings, structures, improvements and fixtures now erected on, attached to, or used or adapted for use in the operation of any Real Estate.

“Incremental Amendment” has the meaning given that term in Section 2.17.

“Incremental Facility” has the meaning given that term in Section 2.17.

“Incremental Term Loan” has the meaning given that term in Section 2.17.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such person in respect of (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any Lien on any property or asset owned by such person, but, if such indebtedness has not been assumed by such Person, only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such person or, in the case of the Borrower or a Subsidiary, by the Board of Directors of the Borrower or a duly authorized committee thereof) of the property subject to such Lien, (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except any such balance (i) that constitutes an accrued expense or trade payable, or (ii) in connection with any deferred compensation arrangement, or (4) any lease of property by such person as lessee that is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP. The term “Indebtedness” also includes, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of the types referred to above of another person (it being understood that Indebtedness will be deemed to be incurred by such person whenever such person creates, assumes, guarantees (on a non-contingent basis) or otherwise becomes liable in respect thereof); provided, however, that the term “Indebtedness” will not include (x) intercompany indebtedness (to the extent the corresponding intercompany receivable is not included in Consolidated Total Adjusted Asset Value); and (y) Guarantees of Non-Recourse Exclusions with respect to Non-Recourse Indebtedness of the Borrower or any of its Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Borrower or any of its Subsidiaries.

“Indemnifiable Amounts” has the meaning given that term in Section 12.6.

“Indemnified Party” has the meaning given that term in Section 13.9.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Information” has the meaning given that term in Section 13.8.

“Information Materials” has the meaning given that term in Section 9.6.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Expense” means, on any date of determination, with respect to the Borrower and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of the Borrower and its Subsidiaries, on a Consolidated basis, during such period (including interest expense attributable to Capitalized Lease Obligations and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s and its Subsidiaries’ Unconsolidated Affiliates. Interest Expense shall not include non-cash interest expense, but shall include capitalized interest.

“Interest Period” means the period commencing on the date such Term SOFR Loan is made, or in the case of the Continuation of a Term SOFR Loan, the last day of the preceding Interest Period for such Term SOFR Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month, thereafter (in each case, subject to the availability thereof), as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period for a Class of Loans would otherwise end after the Termination Date for such Class, such Interest Period shall end on such Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute Real Estate or the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.

“Investment Grade Rating” means either or both of a Credit Rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.

“IRS” means the Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) KeyBank and (b) any other Revolving Lender or Revolving Lenders selected by the Borrower and reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to become an Issuing Bank, in each case, in its capacity as an issuer of Letters of Credit issued by it pursuant to Section 2.4. If there is more than one Issuing Bank hereunder, then references to “Issuing Bank” shall refer to the applicable Issuing Bank with respect to a Letter of Credit, or to each Issuing Bank, as the context may require.

“Joint Bookrunners” means, collectively, KeyBanc Capital Markets Inc., BofA Securities, Inc., Capital One, National Association, RBC Capital Markets, Truist Securities, Inc. and JPMorgan Chase Bank, N.A. in their capacities as joint bookrunners for the credit facilities under this Agreement.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9(b).

“Lead Arrangers” means, collectively, KeyBanc Capital Markets Inc., BofA Securities, Inc., Capital One, National Association, RBC Capital Markets, Truist Securities, Inc. and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers for the credit facilities under this Agreement.

“Lease” means each lease entered into between an Unencumbered Asset Owner which owns Real Estate and a Tenant, and each lease from a Hybrid Lease Fee Owner to a Tenant in a Hybrid Lease structure, each as amended or restated.

“Lender” means each financial institution from time to time party hereto as a “Lender” (including each Person that becomes a “Lender” pursuant to an Assignment and Assumption or Section 2.17) together with its respective successors and permitted assigns in accordance with Section 13.5, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.2, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Revolving Lender (other than a Lender in its capacity as an Issuing Bank of a Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in such Letter of Credit, and the Lender that is the Issuing Bank of such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Lender then acting as the Issuing Bank of such Letter of Credit) of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in the definition of the term “Applicable Margin (Rating).”

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; and (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan, as the context may require.

“Loan Document” means this Agreement, each Note, the Guaranty (if in effect), each Letter of Credit Document, the Fee Letter, the Disclosure Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement and designated as a Loan Document by the Borrower and the Administrative Agent (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower, and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1 of the Disclosure Letter sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Lookback Day” has the meaning given that term in the definition of “Term SOFR”.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity

Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest Termination Date for any Class of Loans.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 9.1 or 9.2, subject to Section 9.5.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Credit Facility” means, as to the Borrower and its Subsidiaries,

(a) the Existing Note Purchase Agreements, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b) the Indenture dated March 15, 2018 (and all supplements thereto) between Borrower and Wilmington Trust, National Association, as Trustee, governing Borrower’s public offerings of $1,775,000,000 in aggregate principal amount of senior unsecured notes in March 2018, February 2019, November 2020, November 2021 and March 2025; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money (other than Non-Recourse Indebtedness) entered into on or after the Agreement Date by the Borrower or any Guarantor, or in respect of which the Borrower or any Guarantor is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Maximum Total Leverage Ratio” has the meaning given that term in Section 10.1(a).

“Maximum Unsecured Leverage Ratio” has the meaning given that term in Section 10.1(e).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Note Receivables” means a mortgage loan on a commercial real estate property, and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument. Hybrid Leases and Hybrid Mortgages shall not be considered a Mortgage Note Receivable.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of a Person; provided, however, that an agreement that (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge for purposes of this Agreement; or (b) requires the grant of a Lien to secure Unsecured Indebtedness permitted hereunder of such Person if a Lien is granted to secure the Obligations or other Unsecured Indebtedness permitted hereunder of such Person shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Income (or Loss)” means with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders (or all or all affected Lenders of a Class, as applicable) in accordance with the terms of Section 13.6. and (b) has been approved by the Requisite Lenders or, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, Requisite Class Lenders of such Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Exclusions” means with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Materials on the Real Estate securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

“Non-Recourse Indebtedness” means with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

“Note” means a Revolving Note, a Term Note or a Swingline Note, as the context may require.

“Notice of Borrowing” means a notice executed by a Responsible Officer substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and the Borrower and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) or 2.2(b), as applicable, evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice executed by a Responsible Officer substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and the Borrower and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a Term SOFR Loan.

“Notice of Conversion” means a notice executed by a Responsible Officer substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and the Borrower and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice executed by a Responsible Officer substantially in the form of Exhibit I (or such other form reasonably acceptable to the Administrative Agent and the Borrower and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.5(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note (and including in each case interest, fees and costs accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding). For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts, but shall include the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

“OS Investor” means (a) Blue Owl Capital, Inc. or any successor thereto, together with any investment fund or vehicle, parallel partnerships or alternative investment vehicles and any co-investment or managed vehicles Controlled, managed or advised by any of the foregoing entities or its Affiliate(s), (b) Oak Street Real Estate Capital, LLC or any successor thereto, together with any investment fund or vehicle, parallel partnerships or alternative investment vehicles and any co-investment or managed vehicles Controlled, managed or advised by any of the foregoing entities or its Affiliate(s), and/or (c) any entity comprising any other real estate investment fund or vehicle sponsored, managed or advised by Blue Owl Capital, Inc. or Oak Street Real Estate Capital, LLC or their respect Affiliate(s).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, with respect to the Obligations or the Guaranteed Obligations, the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except undrawn Letters of Credit and Unasserted Obligations), including principal, interest, fees, costs (including post-petition interest, fees and costs even if such interest, fees and costs are not an allowed claim enforceable against any Loan Party in a bankruptcy case under applicable law) and premium (if any), and the discharge or Cash Collateralization of all Letters of Credit outstanding (or receipt of backstop letters of credit reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Participant” has the meaning given that term in Section 13.5(d).

“Participant Register” has the meaning given that term in Section 13.5(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Recipient” has the meaning assigned to it in Section 12.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holder” means (i) each G Investor and/or (ii) each OS Investor.

“Permitted Liens” means, with respect to any Unencumbered Asset owned by a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or property owner association or similar entity or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time delinquent or required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or other social security or other similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of covenants, conditions, zoning restrictions, easements, and rights or restrictions on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases and the rights of managers or operators with respect to real or personal property made in the ordinary course of business, in each case, not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of the Lenders and/or any Specified Derivatives Provider; (f) any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement; (g) Liens in favor of a Loan Party, Liens under the Unencumbered Asset Documents, and Liens disclosed in the title insurance policies (other than Liens securing Indebtedness) related to the properties subject to the Unencumbered Asset Documents; (h) Permitted Unsecured Indebtedness Restrictions; (i) with respect to any Property, any attachment or judgment Lien on such Property arising from a judgment or order against such Person by any court or other tribunal so long as (1) such judgment or order is paid, stayed or dismissed through appropriate appellate proceedings on or before 60 days from the date of entry and (2) the amount thereof is equal to or less than $500,000, and (j) such other Lien as Administrative Agent has approved or may approve in writing.

“Permitted Unsecured Indebtedness Restrictions” means restrictions or provisions that are contained in documentation evidencing or governing Unsecured Indebtedness permitted hereunder which restrictions or provisions (i) impose restrictions on the ability of the Borrower and its Subsidiaries to agree to limitations on the ability of the Borrower or any Subsidiary thereof to transfer property to the Borrower or any Guarantor, (ii) impose restrictions on the ability of the Borrower and its Subsidiaries to agree to Negative Pledges, or (iii) impose a requirement that other Unsecured Indebtedness permitted hereunder be secured on an “equal and ratable basis” to the extent that the Loans are secured.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Post-Default Rate” means, in respect of any principal of any Class of Loans, the rate otherwise applicable to such Class of Loans plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans or Term Loans of the applicable Class (as applicable) that are Base Rate Loans plus two percent (2.0%).

“Preferred Distributions” means for any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means with respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 127 Public Square, Cleveland, Ohio 44114-1306, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the aggregate amount of such Lender’s Commitments plus (ii) the aggregate amount of such Lender’s outstanding Term Loans (if any) to (b) (i) the aggregate amount of the Commitments of all Lenders plus (ii) the aggregate principal amount of all outstanding Term Loans (if any) of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the aggregate principal amount of all outstanding Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Commitments have been terminated or reduced to zero and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Property” means, with respect to any Person, any parcel of real property, together with any building, facility, structure, equipment or other asset located on such parcel of real property, in each case owned by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned thereto in Section 13.22.

“Qualified IPO” means (i) the issuance by the Borrower, or any direct or indirect parent thereof that holds 100% of the Equity Interests in the Borrower, of its Equity Interests, or the sale by any direct or indirect parent of the Borrower that holds 100% of the Equity Interests in the Borrower, of the common Equity Interests of the Borrower owned by such parent, in each case in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or a direct listing of the Borrower’s Equity Interests in the United States on a national securities exchange or (ii) the merger by the Borrower, or any direct or indirect parent thereof that holds 100% of the Equity Interests in the Borrower, with, or the acquisition of all of the Equity Interests of the Borrower, or any direct or indirect parent thereof that holds 100% of the Equity Interests in the Borrower by, any special purpose acquisition company following which, the common stock of the surviving company or acquirer (or any parent thereof that holds 100% of the surviving company or acquirer) is listed in the United States on a national securities exchange.

“Qualified Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any member of the ERISA Group the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Qualified Stock” of any person shall mean any Equity Interest of such person that does not constitute Mandatorily Redeemable Stock.

“Qualifying Note Receivable” means either (a) a loan originated and owned by the Borrower or a Wholly Owned Subsidiary of the Borrower to a Person that is not an Affiliate of the Borrower that operates a commercial business and with whom the Borrower or a Wholly Owned Subsidiary of the Borrower simultaneously enters into a sale-leaseback transaction, or (b) a loan originated and owned by the Borrower or a Wholly Owned Subsidiary of the Borrower to a Person that is not an Affiliate of the Borrower that operates a single-user commercial business from the real estate that is security for such loan, and which loan is secured by a first-priority mortgage in the related real estate and improvements. For the avoidance of doubt, Hybrid Leases and Hybrid Mortgages shall not constitute a Qualifying Note Receivable.

“Ratio Level” has the meaning given that term in the definition of the term “Applicable Margin (Ratio).”

“Real Estate” means all real property and related Improvements at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by the Borrower or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means as of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to the Borrower or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means the occurrence after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or (c) the adoption or making after such date of any interpretation, directive or request of or under any Applicable Law (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event with respect to a Qualified Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower or any member of the ERISA Group could have liability under §4062(e) or §4063 of ERISA.

“Requisite Class Lenders” means, with respect to a Class of Lenders as of any date of determination, Lenders of such Class (a) having more than 50.0% of the aggregate amount of the Commitments of such Class and, in the case of Term Loans of any Class, the outstanding Term Loans of such Class (if any) of all Lenders or (b) if the Commitments of such Class have been terminated or reduced to zero, holding more than 50.0% of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Revolving Lenders, outstanding Letter of Credit Liabilities and Swingline Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when two or more unaffiliated Lenders (excluding Defaulting Lenders) of such Class are party to this Agreement, the term “Requisite Class Lenders” shall in no event mean less than two unaffiliated Lenders of such Class. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Commitments and the outstanding Term Loans (if any) of all Lenders, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more unaffiliated Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two unaffiliated Lenders. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the president, the chief financial officer, the chief accounting officer, the chief operating officer and any executive vice president of the Borrower or such Subsidiary and any other Person the Borrower shall designate by written notice to the Administrative Agent.

“Revolving Commitment” means, as to each Revolving Lender (other than the Swingline Lender), such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of an Issuing Bank) and to participate (in the case of the other Revolving Lenders) in Letters of Credit pursuant to Section 2.4(i), and to participate in Swingline Loans pursuant to Section 2.5(e), in an amount up to, but not exceeding the amount set forth for such Revolving Lender on Schedule I to the Disclosure Letter as such Revolving Lender’s “Revolving Commitment Amount” or as set forth in the applicable Assignment and Assumption, or agreement executed by a Person becoming a Revolving Lender pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.17. The aggregate principal amount of the Revolving Commitments on the Effective Date is $1,250,000,000.

“Revolving Commitment Increase” has the meaning given that term in Section 2.17.

“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Extension Request” has the meaning given that term in Section 2.14(a).

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have been terminated or reduced to zero, holding any Revolving Loans or Letter of Credit Liabilities.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit K (or such other form agreed by the Administrative Agent and the Borrower) payable to a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Revolving Termination Date” means September 29, 2029, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.14.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (at the Agreement Date, Crimea, Cuba, Iran, North Korea, Syria and the Donetsk People’s Republic and Luhansk People’s Republic regions of the Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the United Kingdom, Canada, the European Union or any member state of the European Union, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the United Kingdom, Canada, the European Union or any member state of the European Union.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to any Person, Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien on assets of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower, which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions). In addition, if the assets of a Person that is a bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Guarantor consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Term SOFR Loan or a Daily Simple SOFR Loan, as applicable.

“SOFR Determination Day” has the meaning given that term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning given that term in the definition of “Daily Simple SOFR”.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or of a Lender or (b) at the time it (or its Affiliate) becomes the Administrative Agent or a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount equal to 25% of Consolidated Total Adjusted Asset Value at such time.

“Supported QFC” shall have the meaning assigned thereto in Section 13.22.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5 in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.5(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Disbursement” has the meaning given to that term in Section 3.9(b).

“Swingline Lender” means KeyBank, together with its successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.5.

“Swingline Maturity Date” means the date which is 5 Business Days prior to the Revolving Termination Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit L (or such other form agreed by the Administrative Agent and the Borrower), payable to the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means the tenant of an Unencumbered Asset pursuant to a Lease or sub-Lease of such Unencumbered Asset, together with such tenant’s Affiliates and any guarantor of such tenant’s obligations under such Lease or sub-Lease. A Tenant shall include each tenant under a Hybrid Lease and their sublessees.

“Term Loan” means a Tranche A-1 Term Loan, a Tranche A-2 Term Loan or an Incremental Term Loan (if any).

“Term Loan Increase” has the meaning given that term in Section 2.17.

“Term Loan Lender” means a Lender holding Term Loans, including without limitation, any Tranche A-1 Term Loan Lender and any Tranche A-2 Term Loan Lender.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit M (or such other form agreed by the Administrative Agent and the Borrower), payable to a Term Loan Lender of any Class in a principal amount equal to the amount of such Term Loan Lender’s Term Loan of such Class.

“Term SOFR” means, (a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Cleveland, Ohio time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Lookback Day and (b) for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one (1) month on the day that is two (2) U.S. Government Securities Business Days prior to the date the Base Rate is determined, subject to the proviso provided in clause (a) above. Notwithstanding the foregoing, if Term SOFR as so determined for any Class would be less than the Floor for such Class, then Term SOFR for such Class shall be deemed to be the Floor for such Class for purposes of this Agreement and the other Loan Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Term SOFR Reference Rate” means, the forward-looking term rate based on SOFR.

“Termination Date” means (a) with respect to the Revolving Loans and Revolving Commitments, the Revolving Termination Date, (b) with respect to the Tranche A-1 Term Loans, the Tranche A-1 Term Loan Termination Date, (c) with respect to the Tranche A-2 Term Loans, the Tranche A-2 Term Loan Termination Date, and (d) with respect to an Incremental Term Loan, the maturity date for such Class of Incremental Term Loans set forth in the Incremental Amendment establishing such Class of Incremental Term Loans.

“Titled Agent” has the meaning given that term in Section 12.9.

“Trade Date” has the meaning given that term in Section 13.5(g).

“Trading with the Enemy Act” has the meaning given that term in Section 7.1(y).

“Tranche A-1 Term Loan” means each term loan made, deemed made or continued by a Tranche A-1 Term Loan Lender pursuant to Section 2.2(a)(i).

“Tranche A-1 Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make, be deemed to make or to continue a Tranche A-1 Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche A-1 Term Loan Commitment” opposite such Lender’s name on Schedule I to the Disclosure Letter or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Tranche A-1 Term Loan Commitments on the Effective Date is $1,000,000,000.

“Tranche A-1 Term Loan Lender” means each Lender that is the holder of a Tranche A-1 Term Loan or a Tranche A-1 Term Loan Commitment.

“Tranche A-1 Term Loan Termination Date” means the earlier of (i) September 29, 2030 and (ii) the date on which all Tranche A-1 Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche A-2 Term Loan” means each term loan made, deemed made or continued by a Tranche A-2 Term Loan Lender pursuant to Section 2.2(a)(ii).

“Tranche A-2 Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make, be deemed to make or to continue a Tranche A-2 Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche A-2 Term Loan Commitment” opposite such Lender’s name on Schedule I to the Disclosure Letter or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Tranche A-2 Term Loan Commitments on the Effective Date is $650,000,000.

“Tranche A-2 Term Loan Extension Request” has the meaning given that term in Section 2.14(b).

“Tranche A-2 Term Loan Lender” means each Lender that is the holder of a Tranche A-2 Term Loan or a Tranche A-2 Term Loan Commitment.

“Tranche A-2 Term Loan Termination Date” means the earlier of (i) September 29, 2028 and (ii) the date on which all Tranche A-2 Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a Term SOFR Loan, a Daily Simple SOFR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

“Unencumbered Asset” means any Asset, real or personal, of any kind, tangible or intangible, which satisfies all of the following requirements:

(a) such Asset is wholly owned (and in the case of any Real Estate, is wholly owned in fee simple, or leased under an Eligible Ground Lease), by (i) the Borrower, or (ii) a Wholly Owned Subsidiary of the Borrower (excluding any Designated Excluded Subsidiary and any Subsidiary of a Designated Excluded Subsidiary);

(b) such Asset is (i) Real Estate (including lease intangibles related to any such Real Estate), (ii) cash or Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents the disposition of which is restricted in any way), (iii) a Hybrid Lease and a Hybrid Mortgage or (iv) a Qualifying Note Receivable;

(c) if such Asset is owned by a Subsidiary, such Subsidiary, and each Subsidiary of the Borrower that directly or indirectly owns any Equity Interests in such Subsidiary, either (i) is a Guarantor or (ii) if it is not a Guarantor, has not incurred, acquired or suffered to exist (A) any Indebtedness (other than Indebtedness owed to the Borrower or a Guarantor) or (B) any Guaranty of any Indebtedness (other than Indebtedness owed to the Borrower or a Guarantor);

(d) regardless of whether such Asset is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Asset as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset;

(e) neither such Asset, nor if such Asset is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge (other than Negative Pledges in favor of Loan Parties);

(f) such Asset is free of all structural defects, title defects and environmental conditions except for such defects or conditions individually or collectively which do not materially adversely affect the profitable operation of such Asset; and

(g) the Property related to such Asset is located in the United States or Canada.

Notwithstanding the foregoing, any Asset approved by the Requisite Lenders shall be deemed to be an Unencumbered Asset even if such Asset does not satisfy all of the requirements herein, so long as such Asset continues to satisfy all those remaining requirements in this definition that were satisfied by such Asset at the time of such Requisite Lender approval.

“Unencumbered Asset Certificate” means a report, certified by a Responsible Officer of the Borrower in the manner provided for in Exhibit N, setting forth the calculations required to establish Consolidated Total Adjusted Unencumbered Asset Value as of a specified date, all in form and detail as set forth in Exhibit N (or such other form reasonably satisfactory to the Administrative Agent and the Borrower).

“Unencumbered Asset Documents” means originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, master loan agreements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, evidencing, securing or otherwise relating to the Unencumbered Assets.

“Unencumbered Asset Owner” means, with respect to:

(a) each Unencumbered Asset that is not subject to a Qualifying Note Receivable or Hybrid Lease, a Wholly Owned Subsidiary of Borrower;

(b) each Unencumbered Asset that is subject to a Qualifying Note Receivable, the borrower or maker of such loan approved by the Administrative Agent or the Borrower or Wholly Owned Subsidiary which is the holder of such loan, as the context permits or requires; and

(c) each Hybrid Lease, collectively, the Hybrid Lease Fee Owner and the Tenant which is the owner of the related Improvements.

“Unencumbered NOI” means, for any calculation date, the aggregate net operating income as of such date for all Unencumbered Assets calculated as (a) annualized Cash Revenues on the Unencumbered Assets calculated as of the end of the most recent quarter minus (b) annualized property expenses (those expenses of the Borrower and its Subsidiaries related to the ownership, operation or maintenance of such Unencumbered Assets, including but not limited to, real estate taxes, assessments, insurance, utilities, maintenance, repair and landscaping expenses, marketing expenses and any property management fees) of such Unencumbered Assets calculated based on property expenses as of the most recent quarter and minus (c) annualized corporate general and administrative expenses of the Borrower and its Subsidiaries on a consolidated basis multiplied by a fraction, the numerator of which shall be Consolidated Total Adjusted Unencumbered Asset Value as of the calculation date and the denominator of which shall be Consolidated Total Adjusted Asset Value as of the calculation date.

“Unimproved Land” means land (i) on which no development (other than improvements that are not material and are temporary in nature) has occurred and (ii) that remains less than one hundred percent (100%) leased to an unaffiliated third party pursuant to a Lease under which rent is currently being paid.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Government Securities Business Day” means, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned thereto in Section 13.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. General; References to Eastern Time; GAAP.

(a) Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles” and “Exhibits” are to sections, articles and exhibits herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” has the inclusive meaning represented by the phrase “and/or”. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. References to “hereof,” “herein” and “hereunder” (and similar terms) in any Loan Document refer to such Loan Document as a whole and not to any particular provision of such Loan Document. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time daylight or standard, as applicable.

(b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Agreement Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower notifies Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders, not to be unreasonably withheld).

Section 1.3. Rates

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate,

Term SOFR, Daily Simple SOFR, SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.4. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Revolving Loans.

(a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Lender’s Revolving Commitment; provided that after giving effect to such borrowing, (i) such Revolving Lender’s Revolving Credit Exposure shall not exceed its Revolving Commitment and (ii) the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the aggregate Revolving Commitments of all Revolving Lenders. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) SOFR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Requests for Revolving Loans. Not later than 2:00 p.m. Eastern time at least 1 Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 2:00 p.m. Eastern time at least 3 Business Days prior to a borrowing of Revolving Loans that are to be SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be Term SOFR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Term SOFR rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 p.m. Eastern time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Notice of Borrowing or otherwise specified in writing by a Responsible Officer of the Borrower, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d) Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of the portion of such Lender’s Pro Rata Share of such Revolving Loan that such Lender failed to fund, with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Loans that are Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender (including, if applicable, treatment of such Lender as a Defaulting Lender in accordance with the terms of this Agreement).

Section 2.2. Term Loans.

(a) Subject to the terms and conditions set forth in this Agreement, (i) each Tranche A-1 Term Loan Lender agrees, severally and not jointly, to make (or modify and continue its Existing Initial Term Loan into) a Tranche A-1 Term Loan to the Borrower on the Effective Date in an amount equal to the Tranche A-1 Term Loan Commitment of such Tranche A-1 Term Loan Lender and (ii) each Tranche A-2 Term Loan Lender agrees, severally and not jointly, to make (or modify and continue its Existing 2023 Incremental Term Loan into) a Tranche A-2 Term Loan to the Borrower on the Effective Date in an amount equal to the Tranche A-2 Term Loan Commitment of such Tranche A-2 Term Loan Lender. The Borrower may make only one borrowing under each of the Tranche A-1 Term Loan Commitment and the Tranche A-2 Term Loan Commitment, which in each case shall be on the Effective Date. Each Lender’s Tranche A-1 Term Loan Commitment and Tranche A-2 Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding (or conversion and deemed funding) of such Lender’s Tranche A-1 Term Loan Commitment and Tranche A-2 Term Loan Commitment on the Effective Date. Any amount borrowed under this Section 2.2 and subsequently repaid or prepaid may not be reborrowed.

(b) Procedure for Term Loan Borrowing.

(i) Not later than 2:00 p.m. Eastern time on the date of borrowing of Term Loans that are to be Base Rate Loans and not later than 2:00 p.m. Eastern time at least 3 Business Days (or in the case of the initial borrowing of Term Loans on the Effective Date, 1 Business Day) prior to a borrowing of Term Loans that are to be SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the Class of the requested Term Loans, the Type of the requested Term Loans, and if such Term Loans are to be Term SOFR Loans, the initial Interest Period for such Term Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(ii) Upon satisfaction or waiver of the conditions precedent specified herein, each applicable Term Loan Lender shall make (or shall be deemed to made and convert) its Term Loan of the applicable Class available to the Administrative Agent not later than 12:00 p.m. Eastern time on the applicable Borrowing Date (or 4:00 p.m. Eastern time, in respect of any borrowing of Base Rate Loans) by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall (x) in the case of the borrowing of the Tranche A-1 Term Loans on the Effective Date, (A) first, apply the proceeds of such Tranche A-1 Term Loans to the repayment of the Existing Initial Term Loans under the Existing Credit Agreement that are not being continued and converted to Tranche A-1 Term Loans and (B) second, make any remaining proceeds of the Tranche A-1 Term Loans available to the Borrower on the Effective Date by causing an amount of same day funds in Dollars equal to such remaining proceeds of the Tranche A-1 Term Loans received by Administrative Agent from the applicable Tranche A-1 Term Loan Lenders to be credited to the account of the Borrower at the principal office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower, (y) in the case of the borrowing of the Tranche A-2 Term Loans on the Effective Date, (A) first, apply the proceeds of such Tranche A-2 Term Loans to the repayment of the Existing 2023 Incremental Term Loans under the Existing Credit Agreement that are not being continued and converted to Tranche A-2 Term Loans and (B) second, make any remaining proceeds of the Tranche A-2 Term Loans available to the Borrower on the Effective Date by causing an amount of same day funds in Dollars equal to such remaining proceeds of the Tranche A-2 Term Loans received by Administrative Agent from the applicable Tranche A-2 Term Loan Lenders to be credited to the account of the Borrower at the principal office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower, and (z) in the case of any other borrowing of Term Loans, make the proceeds of the applicable Term Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from the applicable Term Loan Lenders to be credited to the account of the Borrower at the principal office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.3. [Reserved].

Section 2.4. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16., each Issuing Bank severally and not jointly, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower (which may be in support of the obligations of the Borrower or in support of obligations of a Subsidiary of the Borrower) during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $75,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate Revolving Credit Exposure of the Revolving Lenders would exceed the aggregate Revolving Commitments of the Revolving Lenders or (ii) the Stated Amount of all Letters of Credit issued by such Issuing Bank plus such Issuing Bank’s Revolving Credit Exposure (excluding Letters of Credit issued by such Issuing Bank) would exceed such Issuing Bank’s Revolving Commitment.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower, such approvals not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 5 days prior to the Revolving Termination Date, or (ii) any Letter of Credit have a duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the earlier of (x) the date that is 5 days prior to the Revolving Termination Date and (y) the date one year after the current expiration date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than 5 days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 5 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Extended Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Extended Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the Borrower, the applicable Issuing Bank and the Administrative Agent).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank selected by the Borrower to issue a Letter of Credit and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of such Letter of Credit (or such shorter period as agreed to by the applicable Issuing Bank), such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial

Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as reasonably requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days (or such shorter period as agreed to by the applicable Issuing Bank) following the date after which the applicable Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, an Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. The Borrower shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the Issuing Bank and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event, within 5 Business Days after the later of (x) receipt by the beneficiary of such Letter of Credit of the original of, or amendment to, such Letter of Credit, as applicable and (y) receipt by the Borrower of a copy of such Letter of Credit or amendment, as applicable) notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(d) Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit together with interest thereon from the date payment was made by the Issuing Bank, no later than one (1) Business Day after the date on which payment is made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation in respect of a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the applicable Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit issued by such

Issuing Bank by the date that is one (1) Business Day after the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The amount limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the aggregate unpaid Letter of Credit Liabilities in respect of such Letter of Credit.

(g) Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent, any other Issuing Bank or any Lender. In this connection, the obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit

Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by an Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit issued by such Issuing Bank as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by it constituting a Credit Event under clause (b) of the definition of such term shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no amendment, supplement or other modification to any Letter of Credit shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.6 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i) Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any other Letter of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by such Issuing Bank pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of any Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).

(j) Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by such Issuing Bank to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 12:00 p.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. Eastern time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Revolving Lenders. Promptly following any change in any Letter of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time. Upon the request of any Revolving Lender from time to time, each Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding. Other than as set forth in this subsection, the Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l) Payments Set Aside, Etc.. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(m) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit issued by such Issuing Bank. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this

Agreement, including Applicable Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade-International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder, is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.5. Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.16, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, (such amount being referred to as the “Swingline Availability”) $200,000,000, as such amount may be reduced from time to time in accordance with the terms hereof; provided that after giving effect to such borrowing the aggregate Revolving Credit Exposure of all Revolving Lenders shall not exceed the aggregate Revolving Commitments of all Revolving Lenders. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Availability at such time, the Borrower shall promptly pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 2:00 p.m. Eastern time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy, electronic mail or other similar form of communication on the same day of the giving of such telephonic notice. Not later than 4:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 6.2 for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are Base Rate Loans (or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing). Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree). No prior notice shall be required for prepayment of any Swingline Loan. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within five (5) Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). At any time that any Swingline Loan is outstanding, the Swingline Lender may, if it has not yet received notice from the Borrower of a repayment thereof, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 p.m. Eastern time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Not later than 12:00 p.m. Eastern time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 11.1(e) or (f), each Revolving Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1(e) or (f)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.6. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made (or continued and deemed made) by such Lender for the period from and including the date of the making (or continuation and deemed making) of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class;

(ii) during such periods as such Loan is a Term SOFR Loan, at Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans of the applicable Class; and

(iii) during such periods as such Loan is a Daily Simple SOFR Loan, at Daily Simple SOFR (as in effect from time to time), plus the Applicable Margin for SOFR Loans of the applicable Class.

Notwithstanding the foregoing, automatically while an Event of Default exists under Section 11.1(a), 11.1(e) or 11.1(f), or at the direction of the Requisite Lenders in the case of any other Event of Default, the Borrower shall pay to the Administrative Agent for the account of each Class of Lenders and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Class of Loans made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) on the date of any mandatory or optional prepayment in accordance with Section 2.9 on the portion of the Loans so prepaid, and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

(d) SOFR Conforming Changes. In connection with the use or administration of Term SOFR and/or Daily Simple SOFR, the Administrative Agent will have the right in consultation with the Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR and/or Daily Simple SOFR.

Section 2.7. Number of Interest Periods.

There may be no more than 15 different Interest Periods for Term SOFR Loans outstanding at the same time.

Section 2.8. Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b) Tranche A-1 Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Tranche A-1 Term Loans on the Tranche A-1 Term Loan Termination Date.

(c) Tranche A-2 Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Tranche A-2 Term Loans on the Tranche A-2 Term Loan Termination Date.

(d) Incremental Term Loans. The Borrower shall repay each Class of Incremental Term Loans as set forth in the Incremental Amendment establishing such Class of Incremental Term Loans.

Section 2.9. Prepayments.

(a) Optional. Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 1 Business Day prior written notice of the prepayment of any Loan that is a Base Rate Loan and at least 3 Business Days prior written notice of the prepayment of any Loan that is a SOFR Loan. Any such notice may be conditioned upon the receipt of replacement financing or any other event and may be withdrawn at any time prior to the specified date of prepayment if such event does not occur. Each voluntary prepayment of Loans (other than a prepayment of all outstanding Loans of a Class) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(b) Mandatory.

(i) Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Revolving Lenders, the amount of such excess.

(ii) Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding SOFR Loans by reason of this Section prior to (x) in the case of a Term SOFR Loan, the end of the applicable Interest Period therefor or (y) in the case of a Daily Simple SOFR Loan, the applicable interest payment date therefor, the Borrower shall pay all amounts due, if any, under Section 5.4.

(c) No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10. Continuation.

So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any Term SOFR Loan, elect to maintain such Term SOFR Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Term SOFR Loan. Each Continuation of Term SOFR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 2:00 p.m. Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loans, Class and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to deliver in a timely manner a Notice of Continuation or shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan with an Interest Period of one month; provided, however that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, no Loan may be Converted into a SOFR Loan if an Event of Default exists, but shall be automatically converted to a Base Rate Loan on (a) the last day of the Interest Period relating thereto for a Term SOFR Loan ending during the continuance of any Event of Default or (b) the date of any such Event of Default for a Daily Simple SOFR Loan. Each Conversion of Base Rate Loans of the same Class into SOFR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 2:00 p.m. Eastern time 3 Business Days prior to the date of any proposed Conversion and such Conversion shall only be made on (a) the last day of the Interest Period with respect to any such Loan that is a Term SOFR Loan, or (b) the applicable interest payment date with respect to any such Loan that is a Daily Simple SOFR Loan. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12. Notes.

(a) Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive any Notes, (i) the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed, and (ii) the Term Loans made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to such Term Loan Lender in a principal amount equal to the amount of such Lender’s Term Loan as originally in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the Swingline Lender.

(b) Records. The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent in the Register, in the absence of manifest error, the statements of account maintained by the Administrative Agent in the Register shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13. Voluntary Reductions of the Commitments.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the Class of Commitments subject to such termination or reduction, the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Prepayment Notice”); provided, that a Prepayment Notice providing for termination or reduction of the Commitments may state that such Prepayment Notice is conditioned on the closing of other financing facilities or any other event, in which case such Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the date such termination or reduction of the Commitments is to become effective) if such condition is not satisfied. Promptly after receipt of a Prepayment Notice with respect to a Class of Commitments, the Administrative Agent shall notify each Lender of such Class of the proposed termination or reduction. Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. If the Commitments of a Class are terminated or reduced to zero, the Borrower shall pay all fees on the Commitments so reduced or terminated that have accrued to the date of such reduction or termination to the Administrative Agent for the account of the Lenders of the applicable Class, including but not limited to any applicable compensation due to any Lender in accordance with Section 5.4.

Section 2.14. Extensions of the Revolving Termination Date and the Tranche A-2 Term Loan Termination Date.

(a) The Borrower may, not more than two (2) times, request that the Administrative Agent and the Revolving Lenders extend the current Revolving Termination Date by six (6) months per each request. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than one hundred twenty (120) days prior to the current Revolving Termination Date, a written request for such extension (a “Revolving Extension Request”). The Administrative Agent shall notify the Lenders if it receives a Revolving Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for six (6) months effective upon receipt by the Administrative Agent of a Revolving Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by Requisite Lenders in accordance with the provisions of Section 13.6 and (y) the Borrower shall have paid the Fees payable under Section 3.5(d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or other Responsible Officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B). The Revolving Termination Date may be extended only two (2) times pursuant to this Section.

(b) The Borrower may, not more than two (2) times, request that the Administrative Agent and the Tranche A-2 Term Loan Lenders extend the current Tranche A-2 Term Loan Termination Date by six (6) months per each request. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than one hundred twenty (120) days prior to the current Tranche A-2 Term Loan Termination Date, a written request for such extension (a “Tranche A-2 Term Loan Extension Request”). The Administrative Agent shall notify the Lenders if it receives a Tranche A-2 Term Loan Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Tranche A-2 Term Loan Termination Date shall be extended for six (6) months effective upon receipt by the Administrative Agent of a Tranche A-2 Term Loan Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by Requisite Lenders in accordance with the provisions of Section 13.6 and (y) the Borrower shall have paid the Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or other Responsible Officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B). The Tranche A-2 Term Loan Termination Date may be extended only two (2) times pursuant to this Section.

Section 2.15. Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.

Section 2.16. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Issuing Banks shall not be required to issue Letters of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time.

Section 2.17. Incremental Facilities.

The Borrower shall have the right at any time to request (i) increases in the aggregate amount of the Revolving Commitments (a “Revolving Commitment Increase”), (ii) increases in the aggregate amount of any Class of Term Loans (a “Term Loan Increase”) or (iii) additional tranches of term loans (an “Incremental Term Loan” and together with a Revolving Commitment Increase and a Term Loan Increase, each an “Incremental Facility”), in each case to be established under this Agreement, by providing written notice thereof to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such Incremental Facility the aggregate principal amount of the Revolving Commitments and Term Loans shall not exceed $3,900,000,000. Each Incremental

Facility must be an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof (or, in each case, in such lesser amounts as may be acceptable to the Administrative Agent and the Borrower). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Incremental Facility so as to achieve a syndication of such Incremental Facility reasonably satisfactory to the Administrative Agent and the Borrower, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders, in each case that would constitute an Eligible Assignee, to be approached with respect to any such Incremental Facility and the allocations of any Incremental Facility among such existing Lenders and/or other banks, financial institutions and other institutional lenders, in each case, as reasonably agreed to by the Administrative Agent and the Borrower. No Lender shall be obligated in any way whatsoever to participate in any Incremental Facility or provide increased Revolving Commitments or Term Loans hereunder, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments after giving effect to the Revolving Commitment Increase) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) and Section 2.5(e) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans, unless such amount is waived by the applicable Lender.

Effecting any Incremental Facility under this Section is subject to the following conditions precedent:

(a) any Revolving Commitment Increase shall be on the same terms (other than arrangement, upfront or similar fees, which shall be determined by the Borrower and the lenders providing such Revolving Commitment Increase) as the existing Revolving Commitments in effect on the effective date of such Revolving Commitment Increase;

(b) any Term Loan Increase shall be on the same terms (other than arrangement, upfront or similar fees, including any original issue discount, which shall be determined by the Borrower and the lenders providing such Term Loan Increase) as the existing Term Loans of the applicable Class in effect on the effective date of such Term Loan Increase;

(c) with respect to any Incremental Term Loan: (i) such Incremental Term Loan shall not mature earlier than the latest maturity date of the then-existing Classes of Term Loans and Revolving Commitments without the written consent of the Requisite Class Lenders of each earlier maturing Class, and the weighted average life to maturity of any Incremental Term Loan shall be no shorter than that of the then-existing Classes of Term Loans without the written consent of the Requisite Class Lenders of each shorter lived Class of then-existing Term Loans, (ii) the interest rate margins, fees (including any original issue discount), and, subject to clause (i), the maturity and amortization applicable to such Incremental Term Loan will be determined by the Borrower and the lenders providing such Incremental Term Loan and (iii) except as otherwise required or permitted in clauses (i) and (ii) above, all other terms of such Incremental Term Loan shall be as agreed by the Borrower and the lenders providing such Incremental Term Loan and, taken as a whole, shall not be materially more restrictive than the terms set forth in this Agreement (except for terms applicable only after the latest Termination Date in effect at the time of incurrence of such Incremental Term Loan);

(d) such Incremental Facility shall (i) be established under this Agreement, (ii) rank pari passu in right of payment with the existing Revolving Commitments and Term Loans, (iii) be unsecured and (iv) not have any obligors other than the Loan Parties;

(e) no Default or Event of Default shall be in existence on the effective date of such Incremental Facility;

(f) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such Incremental Facility except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the Requisite Lenders in accordance with the provisions of Section 13.6; and

(g) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such increase and (B) all corporate or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters with respect to the Incremental Facility as reasonably requested by the Administrative Agent; and (iii) except in the case of a Lender that has requested not to receive Notes, new Notes executed by the Borrower, payable to any such new Lenders and replacement Notes executed by the Borrower, payable to any such existing Lenders increasing their respective Revolving Commitments or Term Loans, as applicable, in each case, in the amount of such Lender’s Revolving Commitment or Term Loans, as applicable, at the time of the effectiveness of the applicable Incremental Facility.

In connection with any Incremental Facility pursuant to this Section 2.17, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request including amendments or joinders to this Agreement (each, an “Incremental Amendment”) and (2) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Section 2.18. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by a Responsible Officer of the Borrower (including pursuant to any Notice of Revolving Borrowing or Notice of Swingline Borrowing).

Section 2.19. Temporary Inability to Determine Rates.

In the event that, (i) the Administrative Agent determines (A) prior to the commencement of any Interest Period for a Term SOFR Loan, that adequate and reasonable means do not exist for ascertaining Term SOFR or any component thereof (including because the relevant screen rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR or any component thereof, or (ii) the Administrative Agent reasonably determines that (A) prior to the commencement of any Interest Period for a Term SOFR Loan, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans included in such borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans included in such borrowing, then the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and the Borrower delivers a new Notice of Conversion or Notice of Continuation in accordance with Section 2.10 or 2.11, as applicable, (a) any Notice of Conversion or Notice of Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Term SOFR Loan and any Notice of Borrowing that requests a Term SOFR Loan shall instead be deemed to be a Notice of Conversion, Notice of Continuation or Notice of Borrowing, as applicable, for (x) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not also the subject of Section 2.19(i) or (ii) above or (i) a Base Rate Loan if Daily Simple SOFR also is the subject of Section 2.19(i) or (ii) above and (b) any Notice of Borrowing that requests a Daily Simple SOFR Loan shall instead be deemed to be a Notice of Borrowing for a Base Rate Loan; provided, that, for the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only one Type of borrowings, then all other Types of borrowings shall be permitted.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. If the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a), 2.4(e) and 2.5(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5(b), the first sentence of 3.5(c), and 3.5(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) each payment or prepayment of principal of Term Loans of a Class shall be made for the account of the Term Loan Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (d) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders; (e) each payment of the fees under Section 3.5(e) shall be made for the account of the Tranche A-2 Term Loan Lenders pro rata according to the amounts of their respective Tranche A-2 Term Loans; (f) the Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each such Lender’s portion of each such Loan of such Type and Class shall be coterminous; (g) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5, shall be in accordance with their respective Revolving Commitment Percentages; and (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest or fees on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, the Lead Arrangers and each Lender all fees as have been agreed to in writing by the Borrower, the Administrative Agent and the Lead Arrangers.

(b) Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) times a rate per annum equal to the Applicable Revolving Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, notwithstanding anything to the contrary contained herein, during any period that the Post-Default Rate is payable in accordance with Section 2.6(a), such letter of credit fees shall accrue at the Post-Default Rate. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,500. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d) Revolving Extension Fee. Each time the Borrower extends the Revolving Termination Date in accordance with Section 2.14(a), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to 0.075% of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be paid to the Administrative Agent prior to, and as a condition to, each extension.

(e) Tranche A-2 Term Loan Extension Fee. Each time the Borrower extends the Tranche A-2 Term Loan Termination Date in accordance with Section 2.14(b), the Borrower shall pay to the Administrative Agent for the account of each Tranche A-2 Term Loan Lender a fee equal to 0.075% of the amount of such Tranche A-2 Term Loan Lender’s Tranche A-2 Term Loans outstanding as of such date. Such fee shall be paid to the Administrative Agent prior to, and as a condition to, each extension.

(f) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i), (ii) and (iii) and, with respect to Swingline Loans, in Section 2.5(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, ticking fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account; Bill Lead Date Request.

(a) The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and, subject to the entries in the Register, which shall be controlling, such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its Obligations.

(b) By written notice to the Administrative Agent, the Borrower may request to receive monthly billings on a date (the “Bill Lead Date”) that is prior to the first day of a month. The Administrative Agent will submit to the Borrower monthly billings, which will consist of the actual interest and principal due through the Bill Lead Date plus projected interest and principal due through the balance, if any, of such month. Any necessary adjustments in the applicable interest rate and/or principal payments due or made between a Bill Lead Date and the end of a month will be reflected as an additional charge (or credit) in the billing for the next following month. Neither the failure of the Administrative Agent to submit a Bill Lead Date billing nor any error in any such billing will excuse the Borrower’s obligation to make full payment of all amounts due under this Agreement. In its sole discretion, the Administrative Agent may cancel or modify the terms of such request which cancellation or modification will be effective upon written notification to the Borrower. Should the Borrower request a Bill Lead Date, the Administrative Agent shall not be required to prepare a month end invoice.

Section 3.9. Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders and Requisite Class Lenders and in Section 13.6.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks and the Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”) or amounts owing by such Defaulting Lender under Section 2.5(e) in respect of Swingline Loans (such amounts “Swingline Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued or the related Swingline Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements and Swingline Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements or Swingline Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)) and all Term Loans of each Class (if any) are held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders that are Term Loan Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any Fee not required to be paid to any Defaulting Lender that is a Revolving Lender pursuant to the immediately preceding clause (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within 1 Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligation of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender that is a Revolving Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent, and solely in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender and the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), and (ii) the Term Loans of each Class (if any) to be held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment; Termination of Defaulting Lender.

(i) During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

(ii) The Borrower may terminate the unused amount of the Commitment of any Revolving Lender that is a Defaulting Lender upon not less than 15 Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 3.9(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 3.10. Taxes.

(a) Issuing Banks. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), a copy of an executed IRS Form W-9 (or any successor form) in the format reasonably acceptable to the Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, a copy of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, in the format reasonably acceptable to the Borrower or the Administrative Agent, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) a copy of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, a copy of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) If any successor Administrative Agent is not a U.S. Person and it can qualify as a “U.S. branch”, it shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” on such IRS form and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such IRS Form W-8IMY as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. ELIGIBILITY OF ASSETS

Section 4.1. Eligibility of Assets.

(a) Existing Unencumbered Assets. Subject to compliance with the terms and conditions of Section 6.1(a), as of June 30, 2025, the parties hereto acknowledge and agree that Schedule 4.1 to the Disclosure Letter sets forth (i) a pro forma property summary as of June 30, 2025 and (ii) a pro forma listing of Unencumbered Assets as of June 30, 2025, after giving effect to the transactions occurring on the Agreement Date.

(b) Additional Unencumbered Assets. After the Effective Date, an Asset shall be included as an Unencumbered Asset upon delivery to the Administrative Agent of an Unencumbered Asset Certificate pursuant to Section 9.4(c) setting forth the information required to be contained therein and assuming that such Asset is included as an Unencumbered Asset. Subject to the terms and conditions of this Agreement, upon the Administrative Agent’s receipt of such certificate, such Asset shall be included as an Unencumbered Asset.

(c) Alternative Acceptance Procedure for Additional Unencumbered Assets. Any Asset that does not satisfy all of the requirements of an Unencumbered Asset shall be included only upon the written approval of the Requisite Lenders; provided, however, that such approval shall only be a waiver of those requirements in the definition of Unencumbered Assets specifically set forth and approved therein with respect to such Asset.

Section 4.2. Termination of Designation as Unencumbered Asset.

An Asset shall cease to be included as an Unencumbered Asset for purposes of this Agreement if either (i) such Asset ceases to satisfy the requirements of the definition of the term “Unencumbered Assets” applicable to it (with the termination effective immediately) or (ii) such Asset is noted to have been removed as an Unencumbered Asset in an Unencumbered Asset Certificate subsequently submitted pursuant to this Agreement (with the termination effective as of the date of receipt by the Administrative Agent of such Unencumbered Asset Certificate). Notwithstanding the foregoing, no Asset will be terminated as an Unencumbered Asset under clause (ii) above if (i) a Default or Event of Default exists or (ii) a Default or Event of Default would exist immediately after such Property is terminated as an Unencumbered Asset.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. Subject to clause (e) below, if any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then within the time period and to the extent required by clause (e) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, but subject to clause (e) below, the Borrower shall pay to the Administrative Agent for the account of a Lender, within the time period and to the extent required by clause (e) below, such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any SOFR Loans or its obligation to make any SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or the maintenance by such Lender of capital in respect of its SOFR Loans or its Commitments (other than any amounts included in the determination of Daily Simple SOFR or Term SOFR) (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) subject any such Lender to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) on such SOFR Loans or its Commitments, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on SOFR Loans is determined to the extent utilized when determining Daily Simple SOFR or Term SOFR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii) imposes on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), but subject to clause (e) below, if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by such Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, within the time period and to the extent required by clause (e) below, following demand by such Issuing Bank or such Lender, the Borrower shall pay to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Borrower shall not be required to compensate the Administrative Agent, an Issuing Bank or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent, such Issuing Bank or such Lender, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of the intention of the Administrative Agent, such Issuing Bank or such Lender to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section; provided that the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall provide the Borrower with a written certification that such Person is generally charging other borrowers or account parties for such additional costs incurred or reductions suffered on loans to companies similarly situated to the Borrower in connection with syndicated credit facilities as reasonably determined by such Lender acting in good faith. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall, provided that such determinations are made on a reasonable basis and in good faith, be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, such Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.2. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any then-current Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a then-current Benchmark with a Benchmark Replacement pursuant to this Section 5.2(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Change. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in consultation with the Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 5.2 including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative, tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan or, Conversion to or Continuation of SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, either the Borrower will be deemed to have converted any request for (i) a Term SOFR Loan into a request for a Loan of or Conversion to (A) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event and (ii) a Daily Simple SOFR Loan into a request for a Loan of or a Conversion to a Base Rate Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 5.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Loans of any Type hereunder then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, SOFR Loans of such Type shall be suspended until such time as such Lender may again make and maintain SOFR Loans of such Type (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4. Compensation.

The Borrower shall pay to the Administrative Agent within the time period required by the last sentence of this Section 5.4 for the account of the applicable Lenders in accordance with their respective Pro Rata Shares, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs incurred by such Lender as a result of any of the events set forth in the definition of Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of any Benchmark as a basis for calculating the rate of interest on a SOFR Loan; (b) any such Benchmark is used merely as a reference in determining such rate; and (c) the Borrower has accepted each Benchmark as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant SOFR Loan through the purchase of a deposit in Dollars bearing interest at the applicable Benchmark in an amount equal to the amount of that SOFR Loan and, with respect to any Term SOFR Loan, having a maturity comparable to the relevant Interest Period applicable thereto; provided, that each Lender may fund each of its SOFR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Administrative Agent, or such earlier date as may be required by this Agreement.

Section 5.5. Treatment of Affected Loans.

If the obligation of any Lender to make SOFR Loans of any Type or to Continue, or to Convert Base Rate Loans into, SOFR Loans of any Type shall be suspended pursuant to Section 5.1(c) or Section 5.3. then such Lender’s SOFR Loans of such Type shall be automatically Converted into (i) in the case of a Term SOFR Loan (A) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not the subject of such suspension pursuant to Section 5.1(c) or Section 5.3 or (B) a Base Rate Loan if Daily Simple SOFR is the subject of a such suspension pursuant to Section 5.1(c) or Section 5.3 and (ii) in the case of a Daily Simple SOFR Loan into a Base Rate Loan if Daily Simple SOFR is the subject of such suspension pursuant to Section 5.1(c) or Section 5.3, in each case, on the last day(s) of the then current Interest Period(s) for Term SOFR Loans or applicable interest payment date for Daily Simple SOFR Loans (or, in the case of a Conversion required by Section 5.1(c) or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1 or Section 5.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s SOFR Loans of such Type have been so Converted into Base Rate Loans, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans of such Type shall be applied instead to its Base Rate Loans; and

(b) all Loans of such Type that would otherwise be made or Continued by such Lender as SOFR Loans of such Type shall be made or Continued instead as (i) in the case of a Term SOFR Loan (A) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not the subject of such suspension pursuant to Section 5.1(c) or Section 5.3 or (B) a Base Rate Loan if Daily Simple SOFR is the subject of a such suspension pursuant to Section 5.1(c) or Section 5.3 and (ii) in the case of a Daily Simple SOFR Loan into a Base Rate Loan if Daily Simple SOFR is the subject of such suspension pursuant to Section 5.1(c) or Section 5.3, in each case, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans of such Type shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c) or 5.3 that gave rise to the Conversion of such Lender’s SOFR Loans of such Type pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans of such Type made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans of such Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans of such Type and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, or is a Lender that sold a participation to a Participant that requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans of any Type or to Continue, or to Convert Base Rate Loans into, SOFR Loans of any Type shall be suspended pursuant to Section 5.1(c) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender becomes a Non-Consenting Lender, then the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) and Section 2.5(e) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee or (ii) pay to the Affected Lender the aggregate principal balance of the Loans then owing to the Affected Lender, plus the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) and Section 2.5(e) that have not been repaid, plus any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender (or such other amount as may be mutually agreed upon by the Borrower and such Affected Lender), and by written notice to such Affected Lender, terminate such Affected Lender’s Commitment, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (but shall continue to be entitled to the benefits of Sections 3.10, 5.1, 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such payment). Each of the Administrative Agent, the Borrower and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such

Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders; provided, however, notwithstanding anything to the contrary in this Agreement, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement. In connection with any such assignment under this Section 5.6, such Affected Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption; provided that if such Affected Lender fails to execute such documents within one Business Day of request by the Borrower, such assignment shall be effective without any further action by such Affected Lender.

Section 5.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10, 5.1, or 5.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder on or after the Agreement Date, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes and Term Notes executed by the Borrower, in each case, payable to each applicable Lender and complying with the terms of Section 2.12(a) and the Swingline Note executed by the Borrower, in each case, to the extent requested by any Lender;

(iii) an opinion of outside counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;

(iv) copies of the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of incorporation or formation of such Person (or in the case of any Loan Party other than the Borrower, any other date acceptable to the Administrative Agent so long as such organizational documents are certified as of the Effective Date by the Secretary or Assistant Secretary (or other individual performing similar functions) of the applicable Loan Party);

(v) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation or incorporation of each such Person;

(vi) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(vii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii) an Unencumbered Asset Certificate calculated as of June 30, 2025 and including a pro forma listing of Unencumbered Assets as of June 30, 2025, after giving effect to the transactions occurring on the Agreement Date;

(ix) a Compliance Certificate calculated on a pro forma basis after giving effect to the transactions occurring on the Agreement Date;

(x) a Closing Certificate substantially in form of Exhibit T, executed on behalf of the Borrower by an authorized officer of the Borrower; and

(xi) evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Lead Arrangers and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent invoiced to the Borrower at least 2 Business Days prior to the Agreement Date, have been paid (or substantially concurrently with the first Credit Event will be paid);

(b) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since June 30, 2025 that has had or could reasonably be expected to result in a Material Adverse Effect;

(c) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which is reasonably likely to be adversely determined, and, if adversely determined, could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d) the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(e) the Lenders shall have completed their accounting, business, financial, legal, tax, environmental and regulatory due diligence investigation of the Borrower, the Guarantors and the Unencumbered Assets in scope, and with results, satisfactory to the Lenders in their sole discretion; and

(f) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender at least two (2) Business Days prior to the Agreement Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to each Lender that so requests at least 5 days prior to the Agreement Date, in a form acceptable to such Lender, a Beneficial Ownership Certification in relation to the Borrower; and

(g) the Amendment and Restatement Date Refinancing shall be consummated.

Section 6.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Revolving Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent, the Issuing Banks and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Section 6.1, solely in the case of the initial Loan made or Letter of Credit issued hereunder, whichever occurs first, and in this Section 6.2, in the case of the making of all Loans and the issuance of all Letters of Credit have been satisfied or waived. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and in this Section 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) of the Disclosure Letter is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in Schedule 7.1(b) of the Disclosure Letter, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule of the Disclosure Letter, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person. Part II of Schedule 7.1(b) of the Disclosure Letter correctly sets forth, as of the Agreement Date, all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan

Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally (whether in a proceeding at law or in equity).

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) in any material respect relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of the Borrower or the organizational or governing documents of any Loan Party, or any material indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower, each of the other Loan Parties and each of the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 7.1(f) of the Disclosure Letter is, as of June 30, 2025 after giving effect to the transactions occurring on the Agreement Date a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. During the period from June 30, 2025 to and including the Agreement Date, the Borrower and its Subsidiaries have not acquired or disposed of any material real estate assets. Schedule 4.1 of the Disclosure Letter is, as of June 30, 2025, a complete and correct listing of all Unencumbered Assets. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable (in the case of real property) and legal title to, or a valid leasehold interest in, its respective material assets. No Unencumbered Asset is subject to any Lien other than Permitted Liens or any Negative Pledge (other than a Negative Pledge in favor of a Loan Party).

(g) Existing Indebtedness; Consolidated Total Indebtedness. The Compliance Certificate includes, as of the Agreement Date after giving effect to the transactions occurring on the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. The Compliance Certificate includes, as of the Agreement Date after giving effect to the transactions occurring on the Agreement Date, a complete and correct listing of all Consolidated Total Indebtedness of the Borrower, the other Loan Parties and the other Subsidiaries.

(h) Material Contracts. Schedule 7.1(h) of the Disclosure Letter is, as of June 30, 2025 after giving effect to the transactions occurring on the Agreement Date, a true, correct and complete listing of all Material Contracts. Copies of any Material Contracts entered into by the Borrower or any Subsidiary during the period from June 30, 2025 to, but not including, the Agreement Date have been publicly filed by the

Borrower with the SEC. As of the Agreement Date after giving effect to the transactions occurring on the Agreement Date, each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract to the extent that the noncompliance therewith would give any other party thereto the right to terminate such Material Contract.

(i) Litigation. Except as set forth on Schedule 7.1(i) of the Disclosure Letter, there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened in writing) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or, to the knowledge of any Loan Party, threatened in writing, relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal, material state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all material federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under a material tax audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP to the extent required under GAAP.

(k) Financial Statements. The Borrower has furnished to the Administrative Agent for distribution to the Lenders copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2023 and December 31, 2024, and the related audited consolidated statements of income, equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2025 and June 30, 2025, and the related unaudited consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended on each such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes).

(l) No Material Adverse Change; Solvency. Since June 30, 2025, there shall not have occurred any Material Adverse Effect. The Borrower and its Subsidiaries on a consolidated basis are Solvent.

(m) ERISA.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each such Employee Benefit Plan’s favorable determination letter or opinion letter.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action (other than routine claims for benefits) against the Borrower by any Governmental Authority, plan participant or beneficiary with respect to any Employee Benefit Plan; (iii) there are no violations of the fiduciary responsibility rules by the Borrower or, to the knowledge of the Borrower, any other fiduciary with respect to any Employee Benefit Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Qualified Plan, that would reasonably be expected to subject any member of the Borrower or such Subsidiary to a tax on prohibited transactions imposed by Section 502(i) of ERISA or an excise tax imposed by Section 4975 of the Internal Revenue Code.

(n) Absence of Defaults. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. In the ordinary course of business, and from time to time, each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties. Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Assets, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Assets, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Assets (or related underlying Real Estate) to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened in writing, against the Borrower, any other Loan

Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Assets (or related underlying Real Estate) is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, except to the extent all such listings taken together could not reasonably be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Assets (or related underlying Real Estate) are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p) Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Reserved.

(s) Intellectual Property. Except for such instances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (1) each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person; (2) all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances and (3) no claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t) Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged primarily in the business of owning, financing the acquisition and development of, operating, buying, selling and managing completed commercial properties leased to third party tenants principally, but not exclusively, on a net lease basis, and extending mortgage loans, together with other business activities incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except for Fees payable pursuant to the Fee Letter, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. All written information, reports and other papers (other than financial projections, pro forma information, estimates, forecasts, and other forward looking statements, general economic and general industry information, reports and other papers, and all third party memos or reports) furnished to the Administrative Agent, any Issuing Bank or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary, in connection with the negotiation, preparation or execution of this Agreement or delivered hereunder from time to time, taken as a whole, together with the information publicly filed by the Borrower or its Subsidiaries with the SEC does not, taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections, estimates, forecasts and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender by or on behalf of the Borrower, any other Loan Party or any other Subsidiary were or will be prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

(w) Unencumbered Assets. Each of the Assets included in calculations of Consolidated Total Adjusted Unencumbered Asset Value qualifies as an Unencumbered Asset.

(x) Not Plan Assets; No Non-Exempt Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes, and none of the Borrower, any other Loan Party or any other Subsidiary will be using in connection with the Loans, the Letters of Credit or the Commitments any, “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(y) Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees and agents (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption

Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary is, or derives any portion of its assets or operating income from investments in or transactions with, a Sanctioned Person and, to the knowledge of the Borrower, none of the respective directors, officers, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person.

(z) REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT.

(aa) Affected Financial Institution. Neither the Borrower nor any other Loan Party is an Affected Financial Institution.

(bb) Beneficial Ownership. The information included in each Beneficial Ownership Certification delivered to the Administrative Agent and/or any Lender in connection with this Agreement is true and correct in all respects as of the date of such Beneficial Ownership Certificate.

Section 7.2. Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14(a), the date on which any extension of the Tranche A-2 Term Loan Termination Date is effectuated pursuant to Section 2.14(b), the date on which any increase of the Revolving Commitments, increase of the Term Loans or incurrence of Incremental Term Loans is effectuated pursuant to Section 2.17 and at the date of the occurrence of each Credit Event. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence (in the case of the Borrower, in a United States jurisdiction), rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Compliance with Applicable Law.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Assets (or the underlying Real Estate related thereto) to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 8.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents and except as may otherwise be permitted herein, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all material Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

Section 8.4. Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t).

Section 8.5. Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, would reasonably be expected to result in the creation of a Lien (other than a Lien not resulting in an Event of Default under Section 11.1(h)) on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings diligently conducted which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP to the extent required by GAAP.

Section 8.7. Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which, in all material respects, full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender in accordance with the terms of this Section.

Section 8.8. Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) in the case of the Tranche A-1 Term Loans, to refinance (including by modification and conversion of) the Existing Initial Term Loans outstanding under the Existing Term Loan Agreement on the Effective Date, (b) in the case of the Tranche A-2 Term Loans, to refinance (including by modification and conversion of) the Existing 2023 Incremental Term Loans outstanding under the Existing Term Loan Agreement on the Effective Date, (c) in the case of the Revolving Loans, to refinance (including by modification and conversion of) the Existing Revolving Loans outstanding under the Existing Revolver Agreement on the Effective Date, (d) for the payment of pre-development and development costs incurred in connection with Assets owned by the Borrower or any Subsidiary; (e) to finance acquisitions and equity and debt investments otherwise permitted under this Agreement; (f) to finance capital expenditures of the Borrower and its Subsidiaries; and (g) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries (including distributions and stock repurchases otherwise permitted under this Agreement). The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds, or any Letter of Credit, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in each case in violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans to purchase outstanding shares of its common stock and Preferred Securities (to the extent such payments are permitted by Section 10.1(c)) so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. No proceeds of any Loan or any Letter of Credit will be used directly or indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

Section 8.9. Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with, and to include within all leases relating to any Asset (or underlying Real Estate related thereto) for which the Borrower, any other Loan Party or other Subsidiary is the lessor or lender terms requiring their respective tenants and/or borrowers to comply with, all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Assets (or underlying Real Estate related thereto) to comply, with all Environmental Laws where the failure to comply with could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Assets (or underlying Real Estate related thereto) to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Assets (or underlying Real Estate related thereto) as required under Environmental Laws, in the case of each of the forgoing, where the failure to comply with could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws, where the imposition of such Lien could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary that is required to become a Loan Party in accordance with the terms hereof to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11. Material Contracts.

After giving effect to the transactions occurring on the Agreement Date, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with all terms and conditions of all Material Contracts to which it is a party to the extent that the failure to comply therewith would permit any other party thereto to terminate such Material Contract. After giving effect to the transactions occurring on the Agreement Date, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12. REIT Status.

The Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13. [Reserved].

Section 8.14. Guarantors.

(a) Requirements to Become a Guarantor. Within 30 days (or such later date as may be acceptable to the Administrative Agent) of the date on which a Subsidiary Guarantees, or otherwise becomes obligated at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of, any Recourse Indebtedness, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv) through (vii) of Section 6.1(a) and under Section 6.1(f) if such Subsidiary had been required to become a Guarantor on the Agreement Date; provided, that (x) the foregoing requirement to become a Guarantor shall not apply to Guaranties of exceptions to non-recourse liability described in the definition of “Non-Recourse Indebtedness” and (y) in lieu of causing such Subsidiary to become a Guarantor, by written notice to the Administrative Agent, the Borrower may elect to exclude such Subsidiary and all Assets owned directly or indirectly by such Subsidiary from inclusion as Unencumbered Assets (whereupon no Assets of such Subsidiary or any Subsidiary of such Subsidiary shall be included in the calculation of Consolidated Total Adjusted Unencumbered Asset Value) (any such Subsidiary, a “Designated Excluded Subsidiary”). In addition, the Borrower shall be permitted, in its sole discretion, to cause any Subsidiary to become a Guarantor at any time by delivering to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv) through (vii) of Section 6.1(a) and under Section 6.1(f) if such Subsidiary had been required to become a Guarantor on the Agreement Date.

(b) Release of Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i)(A) such Guarantor is not, or simultaneously with its release from the Guaranty will not be, required to be a party to the Guaranty under the immediately preceding subsection (a), (B) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or (C) the Borrower has elected to designate such Subsidiary as a Designated Excluded Subsidiary; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release (including after giving pro forma effect to the removal of any Asset from the calculation of Consolidated Total Adjusted Unencumbered Asset Value as a result thereof); (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6; and (iv) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE IX. INFORMATION

Until the Payment in Full of the Obligations, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1. Quarterly Financial Statements.

Within 15 days after the same is filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of each fiscal year of the Borrower, including if the Borrower is not required or does not elect to file the same with the SEC), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Responsible Officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

Section 9.2. Year-End Statements.

Within 15 days after the same is filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Borrower, including if the Borrower is not required or does not elect to file the same with the SEC), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by a Responsible Officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing whose report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a qualification, if applicable, as to going concern status due to the impending maturity of the Obligations within 12 months) and who shall have authorized the Borrower to deliver such financial statements and report to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit S (or such other form reasonably acceptable to the Administrative Agent and the Borrower) (a “Compliance Certificate”) executed on behalf of the Borrower by a Responsible Officer of the Borrower (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4. Other Information.

(a) Within 5 Business Days after the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(b) Promptly upon the issuance thereof copies of all material press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(c) Within 45 days after the end of each fiscal quarter of the Borrower, an Unencumbered Asset Certificate setting forth the information to be contained therein as of the last day of such fiscal quarter;

(d) No later than 90 days after the end of each fiscal year of the Borrower, projected balance sheets, operating statements and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year;

(e) Within 30 days of Borrower’s obtaining knowledge, any ERISA Event that individually, or together with any other ERISA Event that has occurred, would reasonably be expected to have a Material Adverse Effect, a certificate from the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(f) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(g) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of any Loan Party within 30 Business Days after the effectiveness thereof;

(h) Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Loan Parties and their Subsidiaries, taken as a whole, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i) Prompt notice of the occurrence of any Default or Event of Default;

(j) Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract and prompt notice of any event constituting a breach of a Material Contract by the Borrower, any other Loan Party or any other Subsidiary, which breach (with the passage of time, the giving of notice, or otherwise), would permit a counterparty to such Material Contract to terminate such Material Contract;

(k) Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(l) Prompt notice of any written notification of a material violation of any Applicable Law shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority;

(m) Promptly upon the reasonable written request of the Administrative Agent, evidence of the Borrower’s calculation of the Equity Percentage with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(n) Prompt notice of any change in the Borrower’s Credit Rating from any Credit Rating Agency;

(o) Promptly, upon each request, information of the Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation; and

(p) From time to time promptly upon each written request, such data, certificates, reports, statements, documents or further information regarding any Asset or the business, assets, liabilities, financial condition, or results of operations of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 9.5. Electronic Delivery of Certain Information.

(a) Documents and notices required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including SEC/EDGAR, IntraLinks, SyndTrak, DebtDomain or any other commercial, third-party website or any website sponsored or hosted by the Administrative Agent or the Borrower); provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Banks) pursuant to Article II (which delivery is covered by subsection (b) below) and (ii) any Lender (or Issuing Bank) that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender (which notice may be given electronically) of said posting and provides a link thereto; provided, (x) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 p.m. Eastern time on the opening of business on the next business day for the recipient and (y) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 12:00 p.m. Eastern time on the next business day of the recipient.

(b) Notwithstanding anything to the contrary in the foregoing subsection (a) and for the avoidance of doubt, (i) any documents and notices required to be delivered by any Loan Party pursuant to the Loan Documents may be delivered by electronic means described above, and for all purposes hereunder, including delivery of information required under Article IX, electronic delivery of such documents and notices by any such Loan Party to the Administrative Agent, the Issuing Banks and the Lenders shall be deemed effective (x) when such documents are delivered to the Administrative Agent and such Loan Party receives an acknowledgement from the Administrative Agent (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or (y) if posted to a website as described in subsection (a) above (including SEC/EDGAR, IntraLinks, SyndTrak, DebtDomain or any other commercial, third-party website or any website sponsored or hosted by the Administrative Agent or the Borrower), on the date and at the time such document or notice is delivered electronically or posted to such website; provided, however, that (x) if such documents or notices are not delivered or posted during normal business hours of the Administrative Agent, such documents or notice shall be deemed to have been delivered or posted at the opening of the next Business Day of the Administrative Agent and (y) if the deemed time of delivery or posting occurs on a day that is not a Business Day, the deemed time of delivery or posting shall be 12:00 p.m. Eastern time on the next Business Day; and (ii) documents and notices required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to procedures provided to the Borrower by the Administrative Agent.

Section 9.6. Public/Private Information.

The Borrower shall cooperate with the reasonable requests of the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7. USA Patriot Act Notice; Beneficial Ownership Regulation Notice; Compliance.

The Patriot Act, the Beneficial Ownership Regulation and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with U.S. federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall comply with the following covenants:

Section 10.1. Financial Covenants.

(a) Consolidated Total Indebtedness to Consolidated Total Adjusted Asset Value. The Borrower will not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Adjusted Asset Value (expressed as a percentage) to be greater than the Maximum Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower. As used herein, “Maximum Total Leverage Ratio” means sixty percent (60.0%); provided that the Borrower shall have the option, exercisable no more than three (3) times during the term of this Agreement, to elect that the Maximum Total Leverage Ratio may exceed sixty percent (60%) (but in no event, greater than sixty-five percent (65%)) for any fiscal quarter in which the Borrower or any of its Subsidiaries completes a Material Acquisition and the two immediately succeeding fiscal quarters so long as the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this proviso.

(b) Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not permit the ratio of Consolidated EBITDA determined for the most recently ended four (4) fiscal quarters to Consolidated Fixed Charges for the most recently ended four (4) fiscal quarters, to be less than 1.50 to 1.00 as of the last day of any fiscal quarter of the Borrower.

(c) Consolidated Total Secured Indebtedness to Consolidated Total Adjusted Asset Value. The Borrower will not permit the ratio of Consolidated Total Secured Indebtedness to Consolidated Total Adjusted Asset Value (expressed as a percentage) to exceed forty-five percent (45.0%) as of the last day of any fiscal quarter of the Borrower.

(d) Ratio of Unencumbered NOI to Interest Expense on Unsecured Indebtedness. The Borrower will not permit the ratio of (i) Unencumbered NOI of the Borrower and its Subsidiaries determined on a Consolidated basis to (ii) Interest Expense on Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis, to be less than 1.75 to 1.00 as of the last day of any fiscal quarter of the Borrower.

(e) Consolidated Unsecured Leverage Ratio. The Borrower will not permit the ratio of Consolidated Total Unsecured Indebtedness determined as of such date to Consolidated Total Adjusted Unencumbered Asset Value determined as of such date to be greater than the Maximum Unsecured Leverage Ratio as of the last day of any fiscal quarter of the Borrower. As used herein, “Maximum Unsecured Leverage Ratio” means, sixty percent (60%); provided that the Borrower shall have the option, exercisable no more than three (3) times during the term of this Agreement, to elect that the Maximum Unsecured Leverage Ratio may exceed sixty percent (60%) (but in no event, greater than sixty-five percent (65%)) for any fiscal quarter in which the Borrower or any of its Subsidiaries completes a Material Acquisition and the two immediately succeeding fiscal quarters so long as the Borrower has delivered a written notice to the Administrative Agent that the Borrower is exercising its option under this proviso.

(f) [Reserved].

(g) Distributions. If an Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions or Preferred Distributions to its shareholders, partners, members or other owners, other than Distributions in an amount not to exceed the minimum distributions required under the Internal Revenue Code to maintain the status of the Borrower as a REIT under the Internal Revenue Code and to avoid the payment of any income or excise taxes imposed under Sections 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Administrative Agent.

Section 10.2. Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) create, assume, incur, or permit or suffer to exist any Lien upon any of the Unencumbered Assets or any direct or indirect ownership interest of the Borrower in any Subsidiary owning any Unencumbered Asset, other than Permitted Liens or (b) permit any Unencumbered Asset or any direct or indirect ownership interest of the Borrower in any Subsidiary owning any Unencumbered Asset, to become subject to a Negative Pledge (other than a Negative Pledge in favor of a Loan Party) if immediately prior to the creation, assumption, incurrence or existence of such Lien, or Unencumbered Asset or ownership interest becoming subject to a Negative Pledge, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

Section 10.3. Restrictions on Intercompany Transfers.

Other than as expressly set forth in this Agreement, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary that directly or indirectly owns any Unencumbered Asset to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Borrower or any other Subsidiary; (c) make loans or advances to the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) through (d), (1) those encumbrances or restrictions (x) contained in any Loan Document, (y) existing by reason of Applicable Law or (z) contained in any Unencumbered Asset Documents and running in favor of a Loan Party or any agent for the benefit of a Loan Party, (2) customary restrictions contained in the organizational documents of any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable solely to the Equity Interest in such Subsidiary or the assets of such Subsidiary) and (3) Permitted Unsecured Indebtedness Restrictions and encumbrances or restrictions contained in any agreement evidencing Unsecured Indebtedness so long as such encumbrances or restrictions are substantially similar to, or not more restrictive than, those contained in the Loan Documents or, (ii) with respect to clause (d), (1) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business, (2) customary restrictions on transfer contained in leases applicable only to the property subject to such lease, (3) restrictions on transfer contained in any agreement relating to the transfer, sale, conveyance, or other disposition, or merger or acquisition of or by a Subsidiary or the assets of a Subsidiary permitted under this Agreement pending such transfer, sale, conveyance or other disposition, or merger or acquisition; provided that in any such case, the restrictions apply only to the Subsidiary, the Equity Interests of such Subsidiary or the assets of such Subsidiary, including the assets that are the subject of such transfer, sale, conveyance or other disposition, or merger or acquisition, (4) customary non-assignment provisions or other customary restrictions on transfer arising under leases, licenses, sub-leases and sub-licenses, and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to assets subject to such leases, licenses, sub-leases, sub-licenses and contracts and the Subsidiary and the

Equity Interests of the Subsidiary that own such assets and (5) restrictions on transfer contained in any agreement evidencing Secured Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; provided that in any such case, the restrictions apply only to the assets that are encumbered by such Lien and the Subsidiary and the Equity Interests of the Subsidiary that own such assets.

Section 10.4. Merger, Consolidation, Sales of Assets, Acquisitions and Other Investments.

(a) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) enter into any transaction of merger or consolidation or (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); provided, however, that, so long as no Default or Event of Default exists, or would result therefrom, (1) the Borrower may merge with any of its Subsidiaries or any other Person; provided that the Borrower is the continuing or surviving Person, (2) any Subsidiary of the Borrower may be merged or consolidated with or into any other Subsidiary of the Borrower or another Person; provided that the surviving or continuing Person is a Subsidiary, and provided further, that (x) if either Subsidiary is a Wholly Owned Subsidiary of the Borrower, the surviving or continuing Person is a Wholly Owned Subsidiary of the Borrower and (y) if the Borrower is party to any such merger or consolidation, the Borrower shall be the surviving or continuing Person, (3) a Subsidiary of the Borrower may be merged or consolidated with or into any other Person in connection with a conveyance, sale, transfer or disposition permitted by Section 10.4(b) or an Investment permitted by Section 10.4(c), and (4) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of the Borrower’s Subsidiaries, whether now owned or hereafter acquired; provided, however, that, (i) the Borrower or any Subsidiary may convey, sell, transfer, contribute or otherwise dispose of any of its assets to the Borrower or to any other Subsidiary, (ii) the Borrower and the Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of business and may convey, sell, transfer or otherwise dispose of their respective assets in the ordinary course of business or because such assets have become damaged, worn, obsolete or unnecessary or are no longer used or useful in their business, (iii) the Borrower and the Subsidiaries may convey, sell, transfer or otherwise dispose of cash and cash equivalents and inventory, fixtures, furnishings and equipment in the ordinary course of business and (iv) the Borrower and the Subsidiaries may make other conveyances, sales, transfers, leases, subleases, transfers and other dispositions so long as immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1 and if the value of the assets to be conveyed, sold, leased, subleased, transferred or otherwise disposed of to a Person other than the Borrower or a Subsidiary exceeds the Substantial Amount, the Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days’ (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of such conveyance, sale, lease, sublease, transfer, disposition and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, lease, sublease, transfer, or other disposition.

(c) The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, consummate a transaction in which the Borrower, any other Loan Party or any other Subsidiary acquires assets of any other Person for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount; provided, however, that: (i) the Borrower, any other Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) assets for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount, so long as (x) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1 and (y) the Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days’ (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of such acquisition or Investments and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such acquisition or Investment, (ii) the Borrower, any other Loan Party and any other Subsidiary may make any acquisition or Investment permitted by Section 10.4(a) above and (iii) the Borrower, any other Loan Party and any other Subsidiary may make Investments received in respect of transactions permitted by Section 10.4(b) above.

Section 10.5. Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.6. Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7. Modifications of Organizational Documents and Material Contracts.

The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into any amendment, supplement, restatement or other modification or waiver of the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement, limited liability company agreement or other applicable organizational document if such amendment, supplement, restatement or other modification of its certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) that (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any Material Contract, or any amendment or modification to any Material Contract, which could reasonably be expected to have a Material Adverse Effect; provided, however, that this sentence will not prohibit the entry into, or supplement of, any debt instrument in connection with the issuance, by the Borrower or any of its Subsidiaries, of Indebtedness, so long as such issuance of Indebtedness is not prohibited by the other provisions of this Article X.

Section 10.8. Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r) of the Disclosure Letter, (b) transactions in the ordinary course of business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other

Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payments of compensation, perquisites and fringe benefits arising out of any current or former employment, consulting or similar relationship in the ordinary course of business, including to any current or former directors, managers, officers, employees and consultants, (d) Distributions not prohibited by Section 10.1(g), (e) transactions with Unconsolidated Affiliates relating to the provision of management services and overhead and similar arrangements in the ordinary course of business, (f) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective current and former directors, managers, officers and employees in the ordinary course of business and transactions pursuant to retirement, health, and stock option plans and employee benefit plans and arrangements, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and its Subsidiaries, (h) transactions between or among the Borrower and its Subsidiaries, (i) following the consummation of an acquisition or Investment permitted under this Agreement (including in respect of any joint venture), any agreements of the acquired Person in effect on the closing date of such acquisition or Investment, in each case to the extent that such agreements were not entered into in contemplation of or in connection with such acquisition or Investment and were in existence on the date of such acquisition or Investment, (j) the issuance of Equity Interests to, and repurchase of Equity Interests from, current and former directors, officers, managers and employees, and payments to any such Persons, in each case pursuant to the terms of the organizational documents of the Borrower or any of its Subsidiaries, employment, benefit, or other agreements in respect thereof, (k) cash management netting and pooled account arrangements not prohibited by this Agreement, and (l) transactions required by any Applicable Law.

Section 10.9. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

Section 10.10. Line of Business.

The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.11. Terrorism Sanctions Regulations.

The Borrower will not and will not permit any Controlled Entity (a) to become (including by virtue of being controlled by a Sanctioned Person), own or control a Sanctioned Person or any Person that is the target of sanctions imposed by the United States, the United Kingdom, Canada, the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any U.S., U.K., Canadian or European Union law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any Anti-Terrorism Laws, or (c) to engage in any activity that could reasonably be expected to subject such Person or any holder to sanctions under the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, any economic or trade sanction that OFAC is responsible for administering and enforcing, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

ARTICLE XI. DEFAULT

Section 11.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall, under this Agreement or any other Loan Document, fail to pay (whether upon demand, at maturity, by reason of acceleration or otherwise), (i) when due, the principal on any of the Loans or any Reimbursement Obligation or (ii) within 5 Business Days of the date the Borrower or any other Loan Party has received notice of such failure from the Administrative Agent, any interest or fees on any of the Loans or other payment Obligations owing by the Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letter.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1 (solely with respect to the existence of the Borrower), Section 9.4(i), or Article X (excluding Section 10.8); or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure and (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default.

(i) The Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations and any Non-Recourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness (other than any Non-Recourse Indebtedness) as to which such a failure exists, of $100,000,000 or more (“Material Indebtedness”) and such failure shall continue beyond any applicable cure or grace periods; or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required (other than at the voluntary request of the Borrower or any Subsidiary) to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(iv) There occurs an “Event of Default” under and as defined in any Derivatives Contract constituting Material Indebtedness as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract constituting Material Indebtedness as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein);

provided, however, that the occurrence of any event (including, without limitation, the passage of time) that would cause or permit the holder of any Convertible Debt of the Borrower to be entitled to convert such Convertible Debt in accordance with its terms will not, in itself, be an Event of Default pursuant to clause (ii) or (iii) above;

(e) Voluntary Bankruptcy Proceeding. The Borrower or any one or more Subsidiaries to which more than 5% of Consolidated Total Adjusted Asset Value is attributable in the aggregate shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any one or more Subsidiaries to which more than 5% of Consolidated Total Adjusted Asset Value is attributable in the aggregate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof or the express written agreement of the parties thereto).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed and (ii) either (A) in the case of a judgment or order for the payment of money, the amount of such judgment or order for which insurance has been denied by the applicable insurance carrier or that is not covered by valid third party indemnification obligations from a third party which is Solvent, exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $100,000,000 or (B) in the case of a judgment or order for an injunction or non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or would reasonably be expected to result in liability to any Loan Party aggregating in excess of $100,000,000; or

(ii) The “benefit obligation” of all Qualified Plans exceeds the “fair market value of plan assets” for such Qualified Plans by more than $100,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l) Change of Control.

(i) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, collectively, cease to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(ii) at any time after the consummation of a Qualified IPO, any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (in each case, other than any Permitted Holder and any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to more than fifty percent (50%) of the then outstanding voting stock or voting interests of the Borrower; or

(ii) a “change of control” or similar event occurs under any Material Credit Facility.

(m) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Property, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower and its Subsidiaries, taken as a whole, and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 11.2. Remedies Upon Event of Default.

During the existence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the assets and properties and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Rescission of Acceleration by Requisite Lenders. If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.3. [Reserved].

Section 11.4. Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5. Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a) to payment of that portion of the Guaranteed Obligations constituting fees (including fronting fees), indemnities, expenses and other amounts (other than principal and interest), including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Banks and Swingline Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b) to payment of that portion of the Guaranteed Obligations constituting fees (including commitment fees and letter of credit fees), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

(d) to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e) to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

(f) to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(g) the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6. Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account being less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the written request of the Borrower, deliver to the Borrower within 5 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7. Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower or any other Loan Party under this Agreement or any other Loan Document.

Section 11.8. Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks and the Lenders may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii) and (iv) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan

Documents (other than this Agreement) for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.3. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.4. Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document, or any Specified Derivatives Contract as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.6.(b).

Section 12.6. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined in a non-appealable judgment by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the Payment in Full of the Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7. Lender Credit Decision, Etc.

Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that the Loan Documents set forth the terms of a commercial lending facility and, in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), and neither the Administrative Agent, the Lead Arrangers, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Lead Arrangers hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lead Arranger to any Lender or Issuing Bank.

Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 12.8. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as administrative agent by the Requisite Lenders (excluding for such purpose Loans and Commitments held by the Lender then acting as Administrative Agent) upon 30 days’ prior written notice to the Administrative Agent and the Borrower, if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) the Lender then acting as Administrative Agent has become a Defaulting Lender under clause (d) of the definition of that term. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or having been removed, then, in the case of resignation by the Administrative Agent, the current Administrative Agent may, or in the case of removal of the Administrative Agent, the Requisite Lenders may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent (subject, provided no Event of Default exists, to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed), which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee and in any case shall have an office in the United States; provided that if no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected when so acting in such capacity by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, (i) such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, (ii) the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and (iii) the current Administrative Agent shall provide copies of (A) the Register and any related Assignment and Assumptions, as well as (B) any tax certificates or IRS forms that it has received under Section 3.10(g) from any Lenders to the successor Administrative Agent within ten (10) Business Days of the acceptance of such appointment by the successor Administrative Agent, in each case under this clause (iii)(B) to the extent such documents are commercially reasonably available to the current Administrative Agent. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Any resignation or removal of the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and as Swingline Lender. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Liabilities with respect thereto, including the right to require the Revolving Lenders to make Loans or fund risk participations pursuant to Section 2.4. If any Swingline Lender resigns as

Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.5. Upon the appointment by Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender (or an Affiliate of a Lender) other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations in such capacities hereunder and under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit of the retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 12.9. Titled Agents.

Each of the Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10. Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11. Lender Benefit Plan Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Documents or any documents related hereto or thereto).

Section 12.12. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.12 and held in trust for the benefit of the Administrative Agent, and such Lender (or, with respect to any

Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and;

(ii) such Lender shall cause any other recipient that receives funds on its respective behalf to promptly (and, in all events, within two (2) Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative

Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 13.5 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise), and including, in all events, the requirements set forth in Section 13.5(g)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of

Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 12.12(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defence or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defence based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII. MISCELLANEOUS

Section 13.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

STORE Capital LLC

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Attn: General Counsel

Tel.: (480) 256-1108

Email: cfreed@storecapital.com

and

STORE Capital LLC

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

Attn: Chief Accounting Officer

Tel.: (480) 256-1136

Email: adembowski@storecapital.com

with a copy to

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

Attn: Jamie Knox

Tel.: (212) 335-4992

Email: jamie.knox@dlapiper.com

If to the Administrative Agent or KeyBank:

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

with a copy to

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: James Komperda

Telecopy No.: (770) 510-2195

Email: james_k_komperda@keybank.com

and

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attn: Ken Askin

Telecopy No.: (213) 891-8507

Email: kenneth.askin@lw.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses, the costs of any electronic datasite or other communications service utilized by the Administrative Agent and the Lead Arrangers for the syndication and administration of the credit facilities (including, without limitation, DebtDomain or Intralinks) and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent and the Lead Arrangers, taken as a whole, and one local counsel for the Administrative Agent and the Lead Arrangers, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak, DebtDomain or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Assets for inclusion in calculations of the Consolidated Total Adjusted Unencumbered Asset Value and the Consolidated Total Adjusted Asset Value and the Administrative Agent’s other activities under Article IV, and the reasonable and documented fees and disbursements of one primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, limited in the case of counsel to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one additional local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender (limited to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one additional local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties)) incurred in connection with the representation of the

Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Administrative Agent, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4. WAIVER OF JURY TRIAL; Litigation; Jurisdiction; Other Matters; Other Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION, EXPIRATION OR CANCELLATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THE COMMITMENTS AND THIS AGREEMENT.

Section 13.5. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (i) an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Revolving Loans at the time owing to it, (ii) an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans of the applicable Class at the time owing to it, (iii) contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or (iv) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of a Class or, if the applicable Commitments of the same Class as such Commitment are not then in effect, the principal outstanding balance of the Loans of such Class of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of the applicable Class held by such assigning Lender or if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment of such Class and the Loans of such Class at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender of the same Class of Commitments or Loans (provided that for purposes of this clause (A), each Class of Term Loans shall be considered to be of the same Class), an Affiliate of such a Lender or an Approved Fund of such a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender of the same Class of Commitments or Loans (provided that for purposes of this clause (B), each Class of Term Loans shall be considered to be of the same Class), an Affiliate of such a Lender or an Approved Fund of such a Lender; and

(C) the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment if such assignment is to a Person that is not already a Revolving Lender, an Affiliate of such a Lender or an Approved Fund of such a Lender.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person or any investment vehicle established primarily for the benefit of a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.5(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”) in a manner such that the Loans are considered to be in registered form for purposes of Section 163(f) of the Internal Revenue Code under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural Person, any investment vehicle established primarily for the benefit of a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase or extend such Lender’s Commitments, (x) extend the date fixed for the payment of interest, fees or principal on the Loans or portions thereof owing to such Lender, (y) reduce the principal of any Loan or the rate at which interest is payable thereon (other than with respect to a waiver of implementation of interest at the Post-Default Rate) or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.14(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for purposes of Section 163(f) of the Internal Revenue Code under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g) No Assignment or Participation to Disqualified Lenders. Notwithstanding anything to the contrary in this Agreement, no assignment or participation shall be made to any Person that, as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person, was a Disqualified Lender unless the Borrower has consented to such assignment or participation, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation. For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and the

Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any assignee or participant or potential assignee or participant is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

(h) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement (including, without limitation, Sections 2.14, 2.17, and 5.2), (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Except as otherwise expressly provided in this Agreement (including, without limitation, Sections 2.14, 2.17, and 5.2), subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b) Additional Lender Consents. Except as otherwise expressly provided in this Agreement (including, without limitation, Sections 2.14, 2.17, and 5.2), in addition to the foregoing requirements under clause (a) above, no amendment, waiver or consent shall:

(i) increase (or reinstate or, other than in accordance with Section 2.14., extend) a Commitment of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii) reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv) modify the definition of “Revolving Commitment Percentage” without the written consent of each Revolving Lender;

(v) modify the definitions of “Revolving Termination Date” or clause (a) of the definition of “Termination Date” (in each case, except in accordance with Section 2.14) or, except in accordance with Section 5.2, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date, in each case, without the written consent of each Revolving Lender directly affected thereby;

(vi) with respect to any Class of Term Loans, modify the maturity date for such Class of Term Loans or, to the extent applicable to such Class of Term Loans, clause (b), (c) or (d) of the definition of “Termination Date” or, except in accordance with Section 5.2, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans under such Class or for the payment of Fees or any other Obligations owing to the Term Loan Lenders of such Class, in each case, without the written consent of each Term Loan Lender of such Class directly affected thereby;

(vii) modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2 or Section 3.3 without the written consent of each Lender directly affected thereby;

(viii) amend this Section, or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, without the written consent of each Lender;

(ix) modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (x)), modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(x) modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders, or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or to waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

(xi) release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 8.14(b)) without the written consent of each Lender;

(xii) amend, or waive the Borrower’s compliance with, Section 2.16 (provided that an amendment in accordance with Section 2.17 shall not be deemed to amend or waive compliance with Section 2.16), without the written consent of each Revolving Lender; or

(xiii) modify or eliminate the requirement for the maintenance of a Register under Section 13.5(c) or a Participant Register under Section 13.5(d), except to comply with Applicable Law, such that the Loans are always considered to be in registered form for purposes of Section 163(f) of the Internal Revenue Code without the consent of each Lender.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.5 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.4 or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or any other Loan Document or an inconsistency between provisions of this Agreement or any other Loan Document, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks in any material respect. Any such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 13.7. Nonliability of Administrative Agent and Lenders.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding and agreement, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co- Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders and the Issuing Banks are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders and the Issuing Banks, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, each Lender and each Issuing Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, any Lender nor any Issuing Bank has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders, the Issuing Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders nor any Issuing Bank has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. The Borrower agrees, and acknowledges its Affiliates’ understanding and agreement, that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, the Lenders and the Issuing Banks, on the one hand, and any Loan Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Syndication Agents, the Documentation Agent, the Lead Arrangers, the Joint Bookrunners, any Lender and any Issuing Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.8. Confidentiality.

The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or Loan or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it or any representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) such disclosing Person shall promptly notify the Borrower thereof to the extent permitted by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the

Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; or (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender and without limiting the foregoing, nothing in this Agreement shall limit the disclosure of any tax strategies to the extent required by applicable law and, in any event, nothing in this Agreement shall restrict or impede any person from reporting possible legal violations to any regulatory authority. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party or any other Subsidiary or Affiliate of the Borrower relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party or any other Subsidiary or Affiliate of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.9. Indemnification.

(a) The Borrower shall indemnify the Lead Arrangers, Administrative Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse each such Indemnified Party for, any and all actual losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of counsel for each Indemnified Party (subject to the limitations below), other professional fees and settlement costs), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary or Affiliate) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not any Indemnified Party is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, the Commitments, the Letters of Credit, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith breach of direct funding obligations hereunder of such Indemnified Party or (B) result from a dispute among Indemnified Parties (other than disputes involving the Administrative Agent, a Lead Arranger or other agent in its capacity or in fulfilling its role as such and any claims arising out of any act or omission on the part of the Borrower or any Subsidiary); provided, further, however, that legal fees and expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Indemnified Parties, taken as a whole, and one local counsel for the Indemnified Parties, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction and with respect to each relevant specialty to the similarly situated affected Indemnified Parties taken as a whole. This section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Each Indemnified Party shall be obligated to refund or return any amounts paid by the Borrower under this paragraph to such Indemnified Party to the extent such Indemnified Party was not actually entitled to payment of such amounts in accordance with the terms hereof as determined by such Indemnified Party in its sole discretion exercised in good faith.

(b) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.4(b) and other Letters of Credit that have been Cash Collateralized in a manner satisfactory to the Administrative Agent and the applicable Issuing Bank), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks, the Lenders and their respective Related Parties are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks, the Lenders and their respective Related Parties (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13. Counterparts; Electronic Execution of Documents.

(a) To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, borrowing requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The Loan Parties assume all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.14. Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.15. Independence of Representations, Warranties and Covenants.

All representations, warranties and covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by, or is a breach of, any of such representations, warranties or covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, or not a breach of, another representation, warranty or covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16. Limitation of Liability.

None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties, the Borrower or any of its Subsidiaries shall have any liability with respect to, and each of the Administrative Agent, the Issuing Banks, the Lenders and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by any of the foregoing Persons in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents; provided, that the foregoing does not limit or relieve the Borrower of its obligations under Sections 13.2 and 13.9 hereof with respect to any such damages. None of the Administrative Agent, any Issuing Bank, any Lender or any of their respective Related Parties shall be liable to the Borrower, its Affiliates or any other Person for any damages arising from the use by others of information or other materials obtained or transmitted by any electronic means.

Section 13.17. Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.18. Construction.

The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section 13.19. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.20. Amendment and Restatement.

This Agreement is intended to amend and restate the provisions of the Existing Credit Agreement and except as expressly modified herein, all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Effective Date, including any determinations of payment dates, interest rates, compliance with covenants and other obligations, accuracy of representations and warranties, Events of Default or any amount that may be payable to Administrative Agent, the Lenders or the Issuing Banks (or their assignees or replacements hereunder).

The Borrower, the Administrative Agent, the Lenders and the Issuing Banks acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Effective Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents. The Existing Credit Agreement is superseded by this Agreement, which hereby renews, amends, restates and modifies, but does not novate or extinguish, the obligations under the Existing Credit Agreement. The execution, delivery and effectiveness of this Agreement and the other Loan Documents shall not operate as a waiver, release or modification of any right, power or remedy of the “Administrative Agent” or the “Lenders” under the Existing Credit Agreement arising prior to the date hereof, except to extent that any such covenant, agreement is modified hereby.

Each of the Lenders whose name appears on Schedule I of the Disclosure Letter (a) acknowledges that each lender who was a party to the Existing Credit Agreement but is not listed on Schedule I hereto (each a “Departing Lender”) is executing a termination agreement among itself, the Borrower and the Administrative Agent, pursuant to which, upon execution of this Agreement each such lender shall (i) be paid the full amount of principal outstanding on its loans and commitments under the Existing Credit Agreement, (ii) relinquish any and all of its rights as a lender under the Existing Credit Agreement except for its rights (A) that would expressly survive termination in accordance with the terms thereof and (B) to receive interest and fees outstanding on its loans and commitments under the Existing Credit Agreement and (iii) have no further obligations under this Credit Agreement and (b) agrees to purchase Loans and Commitments hereunder (including participations in Letters of Credit and Swingline Loans) from the Departing Lenders and from one another on the Effective Date so that after giving effect thereto, the Loans and Commitments of each Class of each Lender hereunder will be held ratably in accordance with the Loans and Commitments of such Class of such Lender as set forth on Schedule I of the Disclosure Letter and the Administrative Agent is authorized and directed to take such actions and to make such notations in the Register as shall be necessary to effectuate and reflect the foregoing.

Section 13.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

STORE CAPITAL LLC

By:	/s/ Chad A Freed
Name: Chad A. Freed
Title: Executive Vice President – General Counsel, Chief Compliance Officer and Secretary

[Signature Page to Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as Swingline Lender, as an Issuing Bank and as a Lender

By:	/s/ Jim Komperda
Name: Jim Komperda
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

Capital One, N.A., as a Lender

By:	/s/ Melissa DeVito
Name: Melissa DeVito
Title: Authorized Signer

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ David Glenn
Name: David Glenn
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

SCOTIA FINANCING (USA), LLC, as a Lender

By:	/s/ Michelle Phillips
Name: Michelle Phillips
Title: President & CEO

[Signature Page to Amended and Restated Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Matthew Kuhn
Name: Matthew Kuhn
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Huijuan Chen
Name: Huijuan Chen
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

AGF WHCO 2-A2 LP, as a Lender

By:	AASP Management, LP, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President and AGM General Counsel, Americas

[Signature Page to Amended and Restated Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Noubar Sofoian
Name: Noubar Sofoian
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

BANCO DE SABADELL, S.A., MIAMI BRANCH, as a Lender

By:	/s/ Enrique Castillo
Name: Enrique Castillo
Title: Head of Corporate Banking

[Signature Page to Amended and Restated Credit Agreement]

S&T BANK, as a Lender

By:	/s/ Sean Apicella
Name: Sean Apicella
Title: SVP

[Signature Page to Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a [Revolving][Term Loan] Lender][their respective capacities as [Revolving][Term Loan] Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any [letters of credit, swingline loans and] guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	STORE CAPITAL LLC (a Delaware limited liability company)

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of September 29, 2025, by and among STORE CAPITAL LLC, the Lenders party thereto, KeyBank National Association, as Administrative Agent, and the other parties thereto

6.	Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders [4]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[5]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ______________][6]

[Page break]

[1]	List each Assignor, as appropriate.
[2]	List each Assignee, as appropriate.
[3]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Tranche A-1 Term Loan,” “Tranche A-2 Term Loan” etc.)

[4]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of the applicable Class all Lenders thereunder.
[6]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][7]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][8]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[7]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[8]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][9] Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][10]

[STORE CAPITAL LLC]

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Banks) is required by the terms of the Credit Agreement.

ANNEX 1

STORE CAPITAL LLC

AMENDED AND RESTATED CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1(k) thereof or of the most recent financial statements delivered pursuant to Section 9.1 or 9.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is not a Defaulting Lender [or a Disqualified Lender]; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts executed, and to be fully performed, in such state.

EXHIBIT B

[Reserved]

EXHIBIT C

[Reserved]

EXHIBIT D

[Reserved]

EXHIBIT E

FORM OF GUARANTY

THIS GUARANTY dated as of ______________, 20__ (this “Guaranty”) is executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, the Swingline Lender, the Issuing Banks and the Specified Derivatives Providers (the Administrative Agent, the Lenders, the Swingline Lender, the Issuing Banks and the Specified Derivatives Providers, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders have agreed to make available to the Borrower and/or to continue certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Loan Parties;

WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower and the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under or in connection with the Credit Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Term Loans and Swingline Loans, and the Reimbursement Obligations, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender, any

Issuing Bank, the Swingline Lender or the Administrative Agent thereunder or in connection therewith (and including in each case interest accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract; (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements (limited in the case of attorneys’ fees and disbursements to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one additional local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one additional local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties)) that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (e) all other Guaranteed Obligations; provided that the Guaranteed Obligations of any Loan Party shall exclude Excluded Swap Obligations of such Loan Party.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract, or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations (the “Guarantied Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guarantied Document or any assignment or transfer of any Guarantied Document;

(b) any lack of validity or enforceability of any Guarantied Document or any assignment or transfer of any Guarantied Document;

(c) any furnishing to any of the Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and in respect of which no claim or demand for payment has been made at such time)) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;

(k) any change in the corporate existence, structure or ownership of any Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guarantied Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and in respect of which no claim or demand for payment has been made at such time)).

Section 4. Action with Respect to Guarantied Obligations. The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement any Guarantied Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guarantied Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Guarantied Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guarantied Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full (other than contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and with respect to which no claim or demand for payment has been made at such time) and the Commitments have expired or been terminated.

If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes, but excluding Taxes required to be withheld pursuant to Section 3.10 of the Credit Agreement) and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Guarantied Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid and performed in full (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and with respect to which no claim or demand for payment has been made at such time).

Section 14. Avoidance Provisions. It is the intent of each Guarantor and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL.

(a) EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE

PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTIED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THE COMMITMENTS AND THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Loan Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment and performance in full of the Guarantied Obligations (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and with respect to which no claim or demand for payment has been made at such time) and the termination or cancellation of all Guarantied Documents in accordance with their respective terms.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and permitted assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Guarantied Documents, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 13.6 of the Credit Agreement.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 2:00 p.m. Eastern time, on the date one Business Day after demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Guarantied Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26. Severability. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that provision shall be deemed severed from this Guaranty, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of this Guaranty.

Section 27. Headings. The paragraph and section headings in this Guaranty are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 28. Limitation of Liability. None of the Administrative Agent, any other Guarantied Party or any of their respective Related Parties shall have any liability with respect to, and each of the Administrative Agent, such other Guarantied Party, any of their respective Related Parties and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any of the foregoing Persons in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by this Guaranty or any of the other Guarantied Documents. The Administrative Agent, each other Guarantied Party, each of their respective Related

Parties and each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party, any of their respective Related Parties, or the Borrower, as applicable, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Credit Agreement.

Section 30. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guarantied Obligations until such time as the Guarantied Obligations have been indefeasibly paid and performed in full (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and with respect to which no claim or demand for payment has been made at such time) and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been indefeasibly paid and performed in full (except for contingent obligations specified in Section 13.10 of the Credit Agreement that survive the termination of the Credit Agreement and with respect to which no claim or demand for payment has been made at such time) and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32. Definitions. (a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Guaranteed Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Guaranteed Obligations of the Loan Parties) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b) As used herein, “Guarantors” shall mean, as the context requires, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins this Guaranty as a Guarantor pursuant to Section 8.14 of the Credit Agreement, (c) with respect to (i) any Specified Derivatives Obligations between any Loan Party (other than the Borrower) and any Specified Derivatives Provider, the Borrower and each other Loan Party (other than the Loan Party party to such Specified Derivatives Obligations) and (ii) the payment and performance by each other Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing.

(c) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 33. Counterparts.

(a) To facilitate execution, this Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Guaranty and any document to be signed in connection with this Guaranty and the transactions contemplated hereby (including without limitation Accession Agreements, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, each Guarantor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Swingline Lender, the Issuing Banks and the Loan Parties, electronic images of this Guaranty or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The Guarantors assume all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTORS:

[NAME OF GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o STORE Capital LLC 8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
Attention: General Counsel
Tel.: (480) 256-1108
Email: cfreed@storecapital.com and

STORE Capital LLC 8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
Attn: Chief Accounting Officer
Tel.: (480) 256-1136
Email: adembowski@storecapital.com with a copy to

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor
New York, New York 10020
Attn: Jamie Knox
Tel.: (212) 335-4992
Email: jamie.knox@dlapiper.com and to

Skadden, Arps, Slate, Meagher & Flom LLP 1 Manhattan West New York, NY 10001 Attention: Nancy Olson David Wagener
Telephone: +1.312.407.0532 +1.312.407.0870 Email: Nancy.Olson@skadden.com David.Wagener@skadden.com

BORROWER:

STORE CAPITAL LLC

By:
Name:
Title:

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the other Guarantied Parties.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders have agreed to make available to the Borrower and/or to continue certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower and/or its Subsidiaries;

WHEREAS, the New Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty, dated as of ___________, 20__ (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

Section 4. Counterparts. To facilitate execution, this Accession Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Accession Agreement and any document to be signed in connection with this Accession Agreement and the transactions contemplated hereby (including without limitation amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that (x) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and (y) each party hereto shall use commercially reasonable efforts to promptly provide manually executed counterparts of its electronic signatures if reasonably requested by any other party hereto. Without limiting the generality of the foregoing, the New Guarantor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Swingline Lender, the Issuing Banks and the Loan Parties, electronic images of this Accession Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. The New Guarantor assumes all risks arising out of the use of digital signatures and electronic methods to submit communications, including without limitation the risk of a Person acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o STORE Capital LLC 8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
Attn: General Counsel
Tel.: (480) 256-1108
Email: cfreed@storecapital.com and

STORE Capital LLC 8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
Attn: Chief Accounting Officer
Tel.: (480) 256-1136
Email: adembowski@storecapital.com with a copy to

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor
New York, New York 10020
Attn: Jamie Knox
Tel.: (212) 335-4992
Email: jamie.knox@dlapiper.com

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONTINUATION

____________, 20__

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: James Komperda

Telecopy No.: (770) 510-2195

Email: james_k_komperda@keybank.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Continuation of Term SOFR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is ____________, 20__.

2.	The Class of Term SOFR Loans subject to such Continuation is [Revolving] [Tranche [_] Term] Loans.

3.

The aggregate principal amount of the Term SOFR Loans subject to such Continuation is $________________________ and the portion of such principal amount subject to such Continuation is $__________________________.

4.	The current Interest Period of the Term SOFR Loans subject to such Continuation ends on ________________, 20__.

5.	The duration of the Interest Period for the Term SOFR Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐	one month

☐	three months

☐	six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and immediately after giving effect to such Continuation, no Event of Default exists or will exist.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT G

FORM OF NOTICE OF CONVERSION

____________, 20__

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: James Komperda

Telecopy No.: (770) 510-2195

Email: james_k_komperda@keybank.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is ______________, 20__.

2.	The Class of Loans to be Converted is [Revolving] [Tranche [ ] Term] Loans.

3.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐	Base Rate Loan
☐	Daily Simple SOFR Loan
☐	Term SOFR Loan

4.	The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐	Base Rate Loan
☐	Daily Simple SOFR Loan

☐	Term SOFR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month
☐	three months
☐	six months

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and immediately after giving effect to such Conversion, no Event of Default exists or will exist.]1

[Signature on Following Page]

[1]	Include this paragraph only in the case of a conversion of Base Rate Loans into SOFR Loans.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT H

FORM OF NOTICE OF BORROWING

____________, 20__

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: James Komperda

Telecopy No.: (770) 510-2195

Email: james_k_komperda@keybank.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.

Pursuant to [Section 2.1(b)] [Section 2.2(b)] of the Credit Agreement, the Borrower hereby requests that the Lenders make [Revolving Loans] [Tranche A-1 Term Loans] [Tranche A-2 Term Loans] to the Borrower in an aggregate amount equal to $___________________.

2.	The Borrower requests that such [Revolving Loans] [Tranche A-1 Term Loans] [Tranche A-2 Term Loans] be made available to the Borrower on ____________, 20__.

3.	The Borrower hereby requests that such [Revolving Loans] [Tranche A-1 Term Loans] [Tranche A-2 Term Loans] be of the following Type:

[Check one box only]

☐	Base Rate Loan
☐	Daily Simple SOFR Loan
☐	Term SOFR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month
☐	three months
☐	six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6 of the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI of the Credit Agreement that have not been waived by the Lenders in accordance with the terms of the Credit Agreement will have been satisfied at the time such Loans are made.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT I

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: James Komperda

Telecopy No.: (770) 510-2195

Email: james_k_komperda@keybank.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.5(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the other Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.6 of the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article VI of the Credit Agreement that have not been waived by the Lenders in accordance with the terms of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.5(b) of the Credit Agreement.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT J

[Reserved]

EXHIBIT K

FORM OF REVOLVING NOTE

$______________	_________, 20__

FOR VALUE RECEIVED, the undersigned, STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to ___________________________ or registered assigns (the “Revolving Lender”), in care of KeyBank National Association, as Administrative Agent (the “Administrative Agent”), to its address at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Revolving Lender to the Borrower under the Credit Agreement (as defined below)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Revolving Note is one of the “Revolving Notes” referred to in the Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events and for prepayments of Revolving Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Revolving Note.

[This Revolving Note is given in replacement of the Revolving Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Revolving Lender under the Credit Agreement. THIS REVOLVING NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER REVOLVING NOTE.]1

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature on Following Page]

[1]

Language to be included in case of (i) an assignment and need to issue a replacement note to an existing Revolving Lender, either because such Revolving Lender’s Commitment has increased or decreased from what it was initially or (ii) a note issued to a Revolving Lender on the Effective Date in replacement of a note issued under the Existing Revolver Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT L

FORM OF SWINGLINE NOTE

$200,000,000	_________, 2025

FOR VALUE RECEIVED, the undersigned, STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to KEYBANK NATIONAL ASSOCIATION or registered assigns (the “Swingline Lender”) to its address at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as may be specified by the Swingline Lender to the Borrower, the principal sum of TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement (as defined below)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Swingline Note is the “Swingline Note” referred to in the Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5 thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Swingline Note.

[This Swingline Note is given in replacement of the Swingline Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Swingline Lender under the Credit Agreement. THIS SWINGLINE NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER SWINGLINE NOTE.]

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT M

FORM OF TERM NOTE

$______________	_________, 20__

FOR VALUE RECEIVED, the undersigned, STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to ___________________________ or registered assigns (the “Term Loan Lender”), in care of KeyBank National Association, as Administrative Agent (the “Administrative Agent”), to its address at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the [•] Term Loan made or continued by the Term Loan Lender to the Borrower under the Credit Agreement (as defined below)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Term Note is one of the “Term Notes” relating to the [•] Term Loans referred to in the Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this Term Note upon the occurrence of certain events and for prepayments of [•] Term Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Term Note.

[This Term Note is given in replacement of the Term Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Term Loan Lender under the Credit Agreement. THIS TERM NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER TERM NOTE.]1

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature on Following Page]

[1]

Language to be included in case of an assignment and need to issue a replacement note to an existing Term Loan Lender, either because such Term Loan Lender’s [•] Term Loan has increased or decreased from what it was initially.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Note as of the date first written above.

STORE CAPITAL LLC

By:
Name:
Title:

EXHIBIT N

FORM OF UNENCUMBERED ASSET CERTIFICATE

________________________, 20___

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section [9.4(c)] [4.1(b)] [4.2][6.1(a)(viii)] of the Credit Agreement, the undersigned in his/her capacity as a Responsible Officer of the Borrower (and not in his/her individual capacity) hereby certifies to the Lenders and the Administrative Agent that:

1. With respect to each of the Assets listed on Schedule I attached hereto, either:

(a)

(i)such Asset is wholly owned (and in the case of any Real Estate, is wholly owned in fee simple, or leased under an Eligible Ground Lease), by (A) the Borrower, or (B) a Wholly Owned Subsidiary of the Borrower (excluding any Designated Excluded Subsidiary and any Subsidiary of a Designated Excluded Subsidiary);

(ii) such Asset is (A) Real Estate (including lease intangibles related to any such Real Estate), (B) cash or Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents the disposition of which is restricted in any way), (C) a Hybrid Lease and a Hybrid Mortgage or (D) a Qualifying Note Receivable;

(iii) if such Asset is owned by a Subsidiary, such Subsidiary, and each Subsidiary of the Borrower that directly or indirectly owns any Equity Interests in such Subsidiary, either (A) is a Guarantor or (B) if it is not a Guarantor, has not incurred, acquired or suffered to exist (1) any Indebtedness (other than Indebtedness owed to the Borrower or a Guarantor) or (2) any Guaranty of any Indebtedness (other than Indebtedness owed to the Borrower or a Guarantor);

(iv) regardless of whether such Asset is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (A) to create Liens on such Asset as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (B) to sell, transfer or otherwise dispose of such Asset;

(v) neither such Asset, nor if such Asset is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (A) any Lien other than Permitted Liens or (B) any Negative Pledge (other than Negative Pledges in favor of Loan Parties);

(vi) such Asset is free of all structural defects, title defects and environmental conditions except for such defects or conditions individually or collectively which do not materially adversely affect the profitable operation of such Asset; and

(vii) the Property related to such Asset is located in the United States or Canada;

or

(b) the Requisite Lenders have approved the inclusion of such Asset as an Unencumbered Asset pursuant to Section 4.1(c) of the Credit Agreement even though such Asset did not include all of the requirements set forth in the immediately preceding clause (a) and such Asset continues to satisfy all those remaining requirements that were satisfied by such Asset at the time of such Requisite Lender approval.

2. Schedule I attached hereto accurately and completely sets forth, in reasonable detail, the calculations required to establish Consolidated Total Adjusted Unencumbered Asset Value as of ___________, 20__.

3. No Default or Event of Default exists [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking) (is planning to take) with respect to such condition(s) or event(s)].

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has signed this Unencumbered Asset Certificate on and as of the date first written above.

Name:
Title:

EXHIBIT O

[Reserved]

EXHIBIT P

[Reserved]

EXHIBIT Q

[Reserved]

EXHIBIT R-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5(b) thereof (the “Lenders”), KeyBank National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT R-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5(b) thereof (the “Lenders”), KeyBank National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT R-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5(b) thereof (the “Lenders”), KeyBank National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT R-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5(b) thereof (the “Lenders”), KeyBank National Association, as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT S

FORM OF COMPLIANCE CERTIFICATE

________________________, 20___

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3 of the Credit Agreement, the undersigned in his/her capacity as ____________ of the Borrower (and not in his/her individual capacity) hereby certifies on behalf of the Borrower to the Administrative Agent, the Issuing Banks and the Lenders that:

1. The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__.

2. Schedule I attached hereto sets forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1 of the Credit Agreement.

3. As of the date hereof, the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, does not exceed the aggregate amount of the Revolving Commitments.

4. No Default or Event of Default exists [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of the date first written above.

By:
Name:
Title:

EXHIBIT T

FORM OF CLOSING CERTIFICATE

____________________, 20__

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among STORE CAPITAL LLC, a Delaware limited liability company (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement. This certificate is being delivered pursuant to Section 6.1(a)(x) of the Credit Agreement.

I, _____________________, a Responsible Officer of the Borrower, in my capacity as a Responsible Officer of the Borrower (and not in my individual capacity) hereby certify to the Lenders and the Administrative Agent that:

(a) no Default or Event of Default exists as of the date hereof;

(b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date);

(c) No event, condition, situation or status has occurred since June 30, 2025 that has had or could reasonably be expected to result in a Material Adverse Effect;

(d) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding is pending or threatened which is reasonably likely to be adversely determined, and, if adversely determined, could reasonably be expected to (i) result in a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(e) The Borrower and the other Loan Parties have received all approvals, consents and waivers, and have made or given all necessary filings and notices as required to consummate the transactions contemplated by the Credit Agreement without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(f) The Borrower has furnished to the Administrative Agent for distribution to the Lenders copies of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2023 and December 31, 2024, and the related audited consolidated statements of income, equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2025 and June 30, 2025, and the related unaudited consolidated statements of income, equity and cash flows for the fiscal quarter and portion of the fiscal year ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes).

(g) The information included in each Beneficial Ownership Certification delivered to the Administrative Agent and/or any Lender in connection with the Credit Agreement is true and correct in all respects as of the date of such Beneficial Ownership Certification.

[Signature on Following Page]

IN WITNESS WHEREOF, I have hereunto signed my name on this Closing Certificate the date first written above.

By:
Name:
Title: